UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Convergys Corporation

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Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202

Dear Shareholder:

We invite you to attend the Annual Meeting of Shareholders on Wednesday, April 22, 2015, at the Atrium Two Building, Suite 1900, 221 East Fourth Street, Cincinnati, Ohio 45202. The meeting will begin at 12:30 p.m., Eastern Daylight Time. At the meeting, you will hear a report on our business and have a chance to meet the directors and executive officers of the Company.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

The Securities and Exchange Commission permits the Company to furnish proxy materials to its shareholders via the Internet. We believe, based upon our successful experiences the past few years, that this process will provide our shareholders with the information they need, while significantly lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. You also may request a printed copy.

Even if you own only a few common shares of Convergys Corporation, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card.

Thank you for your ongoing support of, and continued interest in, Convergys Corporation.

Sincerely,

Jeffrey H. Fox
Chairman of the Board

Andrea J. Ayers
Chief Executive Officer

March 12, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

Cincinnati, Ohio 45202

Time:

Doors open:	11:30 a.m.	Eastern Daylight Time
Meeting begins:	12:30 p.m.	Eastern Daylight Time

Date:

Wednesday, April 22, 2015

Place:

Atrium Two Building

221 East Fourth Street

Suite 1900

Cincinnati, Ohio 45202

Purpose:

•	To elect ten directors for one-year terms;

•	To ratify the appointment of the independent registered public accounting firm;

•	To consider approval, on an advisory basis, of the compensation of our named executive officers; and

•	To conduct other business if properly brought before the meeting.

Convergys Corporation shareholders of record at the close of business on February 27, 2015 may vote at the meeting.

On or about March 12, 2015, we began mailing a Notice Regarding Availability of Proxy Materials (the “Notice”) to shareholders of record as of the close of business on February 27, 2015, and we posted our proxy materials on the web site referenced in the Notice (www.edocumentview.com/cvgb). As more fully described in the Notice, shareholders may choose to access our proxy materials at this web site or may request a printed set of our proxy materials. In addition, the Notice and web site provide information regarding how you may request to receive proxy materials in printed form by mail on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet, call the toll-free telephone number as described in the instructions on your proxy card or complete, sign, date and return your proxy card.

By order of the Board of Directors,

Jarrod B. Pontius

Corporate Secretary

March 12, 2015

PROXY STATEMENT

GENERAL INFORMATION

Notice Regarding Internet Availability of Proxy Materials. In accordance with a rule adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing the proxy materials, including this Proxy Statement and the 2014 Annual Report to Shareholders, by providing access to them on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) is mailed to each of our shareholders of record with instructions on how to access and review the proxy materials on the Internet, as well as how to request printed copies.

These materials include our:

•	Proxy Statement for the Annual Meeting to be held on April 22, 2015; and

•	2014 Annual Report to Shareholders, which includes our audited consolidated financial statements.

Who May Vote. You may vote if you were a holder of Convergys Corporation (“Convergys” or the “Company”) common shares, without par value (“Common Shares”), as of the close of business on the record date, February 27, 2015.

Shareholder of Record or Beneficial Owner. If your Common Shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares. The Company will send the notice for access directly to all shareholders of record. If, however, your Common Shares are held in a stock brokerage account or by a bank or other nominee, your broker, bank or other nominee is considered the shareholder of record and you are considered the “beneficial owner” of those shares. In this case, the broker, bank or other nominee is responsible for forwarding the notice for access to you and providing instructions on voting.

How to Vote. You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the shareholder of record, you can vote by proxy in one of three ways:

•	Via Internet: Go to www.envisionreports.com/cvgb and follow the instructions in the Notice.

•	By telephone: Call toll-free 1-800-652-8683 and follow the instructions in the Notice.

•	In writing: Request a full packet of proxy materials. Then complete, sign, date and return your proxy card in the envelope provided.

If you are a beneficial owner of your Common Shares, please follow the instructions provided by your broker, bank or other nominee.

How Proxies Work. The Company’s Board of Directors (the “Board”) is asking for your proxy. Giving your proxy means that you authorize the individuals designated as proxies to vote your Common Shares at the Annual Meeting in the manner you direct. With respect to Proposal 1 you may vote for all, some or none of the director nominees. With respect to Proposals 2 or 3 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will be counted as a share cast, which has the same effect as a vote against the proposal.

Your proxy card covers all shares registered in your name. If you own Common Shares in the Convergys Corporation Retirement and Savings Plan (the “Retirement and Savings Plan”), your proxy card includes those shares, too. The trustee of each of these plans will vote your plan shares as directed by you. If you do not provide voting instructions, the trustee of each of these plans will vote your plan shares in proportion to the voting instructions it has received.

If you return your signed proxy, but do not specify how to vote, the individuals named as proxies will vote your Common Shares:

•	FOR all the director nominees;

•	FOR the Audit Committee’s proposal to ratify the appointment of the independent registered public accounting firm;

•	FOR approval, on an advisory basis, of the compensation of our named executive officers; and

•	in accordance with their judgment, upon such other matters if they are properly brought before the meeting.

If you hold Common Shares through a broker, bank or other nominee, you should receive materials from that broker, bank or other nominee asking how you want to vote. Review the voting form used by that firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form. If you do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” In tabulating the voting results for the election of directors and each of the proposals, shares that constitute broker non-votes are not considered entitled to vote. Thus, broker non-votes will not affect the outcome of the election of directors or the proposal being voted on.

Revoking a Proxy. You may revoke your proxy before the Annual Meeting by:

•	sending written notice to our Corporate Secretary, which must be received prior to the Annual Meeting;

•	submitting a later-dated proxy, which we must receive prior to the Annual Meeting;

•	casting a new vote through the Internet or by telephone before 1:00 a.m. Eastern Daylight Time, on April 22, 2015; or

•	attending the Annual Meeting and revoking your proxy in person if you are the shareholder of record of your Common Shares.

If your Common Shares are held in the name of your broker, bank or other nominee and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the beneficial owner of the Common Shares on the record date.

Tabulation of Voting. Independent inspectors of election tabulate the votes on all of the proposals.

Quorum and Voting Procedures. In order to carry on the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding Common Shares eligible to vote must be represented at the meeting, either by proxy or in person. Broker non-votes will be counted as present for determining whether a quorum exists.

Proposal 1—Election of Directors. Under Ohio law, the nominees receiving the greatest number of votes will be elected as directors. Common Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. Broker non-votes will not be counted as participating in the voting and, therefore, will have no effect.

Under the Company’s Code of Regulations, any director who receives a greater number of “withhold” votes than votes “for” in an uncontested election must promptly tender an offer of resignation to the Board. The Governance and Nominating Committee will consider the resignation offer, and then make a recommendation to the Board whether to accept or reject it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept or reject the director’s resignation offer.

Proposal 2—Ratification of selection of Ernst & Young LLP. To be approved, this proposal requires the approval of a majority of the Common Shares participating in the voting. Broker non-votes will not be counted as participating in the voting and, therefore, will have no effect. An abstention will be counted as a vote cast, which will have the same effect as a vote against the proposal.

Proposal 3—Approval, on an advisory basis, of the compensation of our named executive officers. To be approved, this proposal requires the approval of a majority of Common Shares participating in the voting. Broker non-votes will not be counted as participating in the voting and, therefore, will have no effect. An abstention will be counted as a vote cast, which will have the same effect as a vote against the proposal.

Attending in Person. Shareholders as of the close of business on the record date may attend the Annual Meeting. To attend in person, you will need your photo identification and an admission ticket or evidence of ownership. For shareholders of record, the admission ticket is included on your Notice or, if you have requested and received a hard copy of the proxy materials, is attached to your proxy card. If your Common Shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from your broker, bank or other nominee indicating that you beneficially owned the shares on the record date.

Conduct of the Meeting. The Chairman of the meeting has broad authority to conduct the Annual Meeting in an orderly manner. This authority includes establishing rules for all activities during the meeting and in the question and answer session, which follows the meeting. In light of the need to conclude the meeting within a reasonable period of time, there are time limits for speaking and there is no assurance that every shareholder who wishes to speak will be able to do so. For safety and security reasons, cameras and other recording devices are not allowed in the meeting. Copies of the rules will be available at the meeting.

Contact Information. If you, as a shareholder, have questions, need more information about the Annual Meeting or would like printed copies of the materials mentioned above, please write to:

Corporate Secretary

Convergys Corporation

201 East Fourth Street

Cincinnati, Ohio 45202

or

call the Corporate Secretary’s office at (513) 723-2442.

For information about Common Shares registered in your name, call Computershare toll free at 1-888-294-8217 or access your account via the Internet at www.computershare.com/investor.

CORPORATE GOVERNANCE

Board Leadership Structure. The Board regularly considers its leadership structure and believes that it is important to retain the flexibility to make a determination based on what it believes will be the appropriate leadership structure in the circumstances. Although the Board does not believe the separation of the Chief Executive Officer and Chairman positions would be preferred in all circumstances, the Board has separated these roles since April 2007. Furthermore, the Board appoints a Presiding Director as required under the Company’s Governance Principles. Under the Governance Principles, the Chairman is designated as the Presiding Director. In the event the Chairman role is not held by an independent Board member, the Board will designate a lead director from among the independent directors to serve as the Presiding Director. The Presiding Director plays a key role in communications between the Board and the Chief Executive Officer (the “CEO”). The Presiding Director also has the authority under the Company’s Governance Principles to convene meetings of independent directors and to lead executive sessions of independent directors. Jeffrey H. Fox has served as Chairman since November 2012. Ronald L. Nelson has served as lead independent director and Presiding Director since May 2013 following the retirement of his predecessor, Mr. Philip A. Odeen.

Governance Principles. The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board, including share ownership guidelines for Board members. These principles are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com.

Shareholder Communications. Shareholders may communicate with the Board by written correspondence addressed to:

Convergys Corporation

Attention: Independent Directors

P.O. Box 1895

201 East Fourth Street

Cincinnati, OH 45201-1895

Shareholders and other interested parties who wish to communicate with Convergys’s lead independent director and Presiding Director or with the non-employee directors, may address correspondence to:

Convergys Corporation

Attention: Presiding Director

P.O. Box 1895

201 East Fourth Street

Cincinnati, OH 45201-1895

Compensation and Benefits Committee Interlocks and Insider Participation. No member of the Compensation and Benefits Committee is an employee of the Company, is or formerly was an officer of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K of the Securities Act of 1933, as amended. No member of the Board is an executive officer of another company of which an executive officer of the Company serves as a director.

Code of Ethics. In accordance with applicable New York Stock Exchange (“NYSE”) listing standards and SEC regulations, the Company has adopted a Code of Business Conduct and Ethics, which serves as the Code of Ethics for the directors, officers and employees of the Company. It is available on the “Corporate Governance” page of the Investor Relations section of our website at www.convergys.com. A copy in printed form is available upon request to our Corporate Secretary.

Risk Management and Oversight Process. The entire Board and each of its committees are involved in overseeing risk associated with the Company. The Board monitors the integration risk associated with our acquisition of Stream. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, information security risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks and compliance programs. The Board and the Governance and Nominating Committee monitor the Company’s governance and succession (including Chief Executive Officer succession) risk by regular review with management and outside advisors. The Board and the Compensation and Benefits Committee monitor the Company’s compensation policies and related risks by regular reviews with management and the Committee’s outside advisors.

Related Party Transactions. The Company has a written policy for the review of transactions involving the Company and “related parties” (directors and executive officers and their immediate family members and shareholders owning five percent or more of the Company’s outstanding Common Shares). A related party transaction must be reviewed by the Audit Committee, which will ratify or approve the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and that either the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the products or services being acquired are of a nature, quantity or quality, or on other terms, that are not readily available from other sources. For purposes of this policy, a “related party transaction” is any transaction in which the Company was or is to be a participant and in which any related party has a direct or indirect material interest, other than transactions that: (i) involve less than $120,000 when aggregated with all similar transactions, (ii) are available to all employees generally, or (iii) involve compensation of executive officers or directors duly authorized by the appropriate Board committee. There were no related party transactions in 2014.

BOARD OF DIRECTORS AND COMMITTEES

The Company currently has ten directors, a number set by the Board in January 2015. Each director is elected to serve a one-year term expiring at the next Annual Meeting.

The Board held 7 meetings in 2014, and there were 4 sessions where the directors met without management (“Executive Sessions”). Each of the Board’s committees also met in Executive Session, generally at the end of each of their committee meetings. Each director attended at least 88% of the total number of meetings of the Board and committees of which he/she was a member. Directors also are expected to attend the Annual Meeting. All directors attended the 2014 Annual Meeting.

In 2014, the Board had four standing Board committees: the Audit Committee, the Compensation and Benefits Committee, the Executive Committee, and the Governance and Nominating Committee. Each of these committees, except the Executive Committee, has a written charter approved by the Board. The charters for the Committees can be found under the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com and also are available in printed form to any shareholder who submits a request to the Corporate Secretary.

Set forth below is the current membership of each standing committee of the Board with the number of meetings held during 2014, in parentheses:

Audit Committee (8)	Compensation and Benefits Committee (6)	Executive Committee (0)	Governance and Nominating Committee (4)
Mr. Wallman (Chair) Ms. Beebe Mr. Devenuti Ms. Herman	Mr. Gibbs (Chair) Mr. Barrett Mr. Monahan III	Mr. Fox (Chair) Ms. Ayers Mr. Gibbs Mr. Nelson Mr. Wallman	Mr. Nelson (Chair) Ms. Herman Mr. Monahan III

Audit Committee

The Audit Committee’s responsibilities are set forth in its charter, and its primary roles include the following:

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	assess the independent accountants’ qualifications and independence;

•	review the performance of the Company’s internal audit function and the independent accountants; and

•	oversee the Company’s system of disclosure controls and system of internal controls.

The Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Both the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Board and the Audit Committee have designated Mr. Wallman, the Committee’s Chair, as an “audit committee financial expert.” The Board also has determined that Ms. Beebe and Mr. Devenuti are audit committee financial experts. Further, each member of the Audit Committee is deemed financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s responsibilities are set forth in its charter, and its primary roles include the following:

•	oversee the Company’s executive compensation plans and programs and review and recommend changes to these plans and programs to keep management’s and shareholders’ interests aligned;

•	review and evaluate the performance of the CEO against corporate goals and objectives;

•	review and recommend for the full Board’s approval the compensation of the CEO;

•	review the performance of the Company’s other executive officers and approve their compensation; and

•	assess the risks associated with executive compensation and with each compensation program.

The CEO provides recommendations regarding the general design of the Company’s compensation plans for Committee approval as well as specific compensation actions involving the executive officers. The CEO is not present during Committee meetings at which compensation actions involving the CEO are discussed.

In accordance with the Committee’s Charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including the sole authority to approve the consultant’s or advisor’s fees and other retention terms. Pursuant to its authority under its Charter, the Committee directly engages an independent outside consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to provide advice on executive compensation matters and to assist the Committee in its review of the compensation for the CEO and senior officers. FW Cook has no other business relationship with the Company. When appropriate, the Committee has discussions with its consultant without management present to ensure candor and impartiality.

Management also periodically may retain consultants to research and present information to management related to compensation trends and “best practices” in executive and non-employee director compensation. Executive compensation databases and other resources provided by the consulting firms set the foundation for a benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee directors.

Executive Committee

The Executive Committee has authority to act on behalf of the Board on most matters during the period between regular Board meetings.

Governance and Nominating Committee

The Governance and Nominating Committee’s responsibilities are set forth in its charter, and its primary roles include the following:

•	evaluate and recommend director nominees;

•	monitor the functions of Board committees and conduct evaluations of the Board and its committees;

•	review and respond to shareholder proposals and concerns;

•	review the Company’s corporate governance system and recommend to the Board principles, policies and procedures for dealing with corporate governance; and

•	assist the Board in reviewing and monitoring the Company’s management succession planning.

Director Independence

The Board annually reviews the independence of each of the directors. Based on the information supplied by each director, the Board has determined that, with the exception of Mr. Fox and Ms. Ayers, all of the directors qualify as being independent pursuant to NYSE listing standards and SEC rules. All of the members of the Board’s Audit Committee, Compensation and Benefits Committee, and Governance and Nominating Committee are independent directors. Members of the Compensation and Benefits Committee are also “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”). None of the independent directors has any related party relationship prohibited by NYSE listing standards.

In making its independence determination, the Board considered the specific relationships described below between directors and companies with which those directors are affiliated.

John F. Barrett is a director and the Chief Executive Officer of Western & Southern Financial Group, Inc., and its subsidiary, The Western and Southern Life Insurance Company. Western & Southern Financial Group owns more than five percent of the outstanding Common Shares of Convergys and also owns Tri-State Ventures, LLC, which is the general partner of an investment fund in which certain assets of the Convergys Corporation Pension Plan (the “Pension Plan”) are invested. The Board has determined that Mr. Barrett’s relationship with Western & Southern does not disqualify Mr. Barrett from being deemed independent under NYSE listing standards.

Richard R. Devenuti retired in February 2015 as President of Information Intelligence Group, a division of EMC2 Corporation. In 2014, the Company utilized EMC2 Corporation to provide the Company with data storage and security products. The Board has determined that Mr. Devenuti’s relationship with EMC2 Corporation does not disqualify Mr. Devenuti from being deemed independent under NYSE listing standards.

Thomas L. Monahan III is a director and the Chief Executive Officer of CEB. In 2014, the Company utilized CEB to provide the Company with services. The Board has determined that Mr. Monahan’s relationship with CEB does not disqualify Mr. Monahan from being deemed independent under NYSE listing standards.

Ronald L. Nelson is a director and the Chief Executive Officer of Avis Budget Group, Inc. In 2014, the Company utilized the automobile rental services of the Avis Budget Group, Inc. The Board has determined that Mr. Nelson’s relationship with Avis Budget Group, Inc. does not disqualify Mr. Nelson from being deemed independent under NYSE listing standards.

Director Qualifications

The Company’s Governance Principles contain criteria that may be applied in the evaluation of nominees for a position on its Board. Under these Governance Principles, the Governance and Nominating Committee, with oversight from the Board, performs on a regular basis an assessment of the skills and characteristics needed by the Board in the context of the current composition of the Board and the Board’s succession plan. Considerations in connection with this assessment include: (i) judgment, (ii) experience, (iii) skills, (iv) accountability and integrity, (v) financial literacy, (vi) leadership abilities, (vii) industry knowledge, (viii) diversity (both in perspectives as well as Board heterogeneity), (ix) other Board appointments, and (x) independence. These factors are considered by the directors in their judgment; the Governance Principles provide no formula or rules for the weighting of these factors. These principles are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com.

The Governance Principles provide that a director’s final term is to end at the Annual Meeting of shareholders following such director’s 72nd birthday. The Governance and Nominating Committee is granted the discretion under the Governance Principles to waive this requirement. The Governance Principles also require a director to tender his or her resignation upon a change in the director’s personal or business status, including a change in the director’s company or institutional affiliation, employment status or job responsibilities. In 2015, Mr. Devenuti submitted his resignation following his retirement from the Information Intelligence Group of EMC2 Corporation. Upon the recommendation of the Governance and Nominating Committee, the Board elected not to accept his resignation.

The Board does not have a specific diversity policy, but, in accordance with the Governance Principles, the Board and the Governance and Nominating Committee consider diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. The Company believes that diversity is important because a variety of experiences and points of view contribute to a more effective decision-making process.

In determining whether an incumbent director should stand for re-election, the Governance and Nominating Committee considers the above factors as well as that director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Director Nomination Process

Suggestions for director nomination for election at the 2016 Annual Meeting can be brought to the attention of the Board by the Governance and Nominating Committee, by individual members of the Board or by shareholders. A shareholder wishing to suggest an individual for nomination should submit the suggestion by certified mail, return receipt requested, to the Governance and Nominating Committee, c/o Corporate Secretary, at the address listed on page 4.

A suggested nominee must be submitted by the close of business on November 15, 2015. The nomination must be accompanied by the representations and other information set forth in the Governance Principles. Any such nominee must meet (1) the criteria set forth in the Governance Principles adopted by the Board, (2) the standards of independence established by the NYSE and the SEC and (3) other applicable laws, rules and regulations related to service as a director of the Company. The nominee also must agree to accept a nomination for Board candidacy. Nominations of qualified individuals will be screened by the Governance and Nominating Committee. The Governance and Nominating Committee has the authority to engage third-party services to assist in identifying and evaluating qualified director candidates. In 2014, the Committee engaged the services of a third-party search firm which assisted the Committee in identifying Ms. Beebe as a candidate for election to the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated: Andrea J. Ayers, John F. Barrett, Cheryl K. Beebe, Richard R. Devenuti, Jeffrey H. Fox, Joseph E. Gibbs, Joan E. Herman, Thomas L. Monahan III, Ronald L. Nelson, and Richard F. Wallman, all of whom are incumbent directors, for election as directors to serve for a one-year term until the 2016 Annual Meeting of Shareholders and until a successor is elected.

Information about the nominees is provided below. If a director nominee becomes unavailable before the election, your proxy authorizes the proxies to vote for a replacement nominee if named by the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW:

NOMINEES FOR DIRECTORS

Andrea J. Ayers

	Age:	51
	Director Since:	October 2012
	Committees:	Executive Committee
	Principal Occupation:	President and Chief Executive Officer of the Company since November 2012
	Prior Positions Held:	Chief Operating Officer of Convergys Customer Management Group Inc. (2010 – 2012); President of Convergys Customer Management Group Inc. (2008-2012)
	Other Current Public Company Directorships:	Stanley Black & Decker, Inc. (NYSE: SWK)
	Chosen to Serve:	Chosen to serve as a director based upon her industry experience, leadership, and extensive knowledge of the Company’s business. With this background, including over 20 years of experience with the Company (or its predecessor), she is uniquely qualified to understand the Company’s challenges and opportunities.
	Former Public Company Directorships held during the past 5 years:	None

John F. Barrett

	Age:	65
	Director Since:	May 1998
	Committees:	Compensation and Benefits Committee
	Principal Occupation:	Chairman of the Board, Western & Southern Financial Group, Inc., a diversified family of insurance and financial services companies, and The Western and Southern Life Insurance Company since 2002; President and Chief Executive Officer, Western & Southern Financial Group, Inc. since 2000; President and Chief Executive Officer, The Western & Southern Financial Group and its predecessors since 1994
	Other Current Public Company Directorships:	Cintas Corporation (NYSE: CTAS)
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and Board Chairman experience, financial services and insurance industry knowledge, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Cheryl K. Beebe

	Age:	59
	Director Since:	January 2015
	Committees:	Audit Committee
	Principal Occupation:	Retired Executive Vice President and Chief Financial Officer, Ingredion Incorporated (formerly named Corn Products International, Inc.), a leading global provider of ingredient solutions to diversified industries
	Prior Positions Held:	Executive Vice President and Chief Financial Officer, Ingredion Incorporated (2010 – January 2014) and, thereafter, Advisor to the Chief Executive Officer through retirement in February 2014; Chief Financial Officer, Ingredion Incorporated (2004 – 2010); Vice President, Finance, Ingredion Incorporated (2002 – 2004); Vice President, Ingredion Incorporated (1999 – 2004); Treasurer, Ingredion Incorporated (1997 – February 2004)
	Other Current Public Company Directorships:	Packaging Corporation of America (NYSE: PKG)

	Chosen to Serve:	Chosen to serve as a Director based upon her leadership experience and judgment, prior CFO experience, including broad international and transactional experience, Audit Committee experience, and diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Richard R. Devenuti

	Age:	56
	Director Since:	August 2009
	Committees:	Audit Committee
	Principal Occupation:	Retired President, Information Intelligence Group, a Division of EMC[2] Corporation, world’s leading developer and provider of information infrastructure technology and solutions
	Prior Positions Held:	President, Information Intelligence Group, a Division of EMC[2] Corporation, world’s leading developer and provider of information infrastructure technology and solutions (2010 – February 2015), Senior Vice President, EMC[2] Corporation (2008 – 2015); Corporate Senior Vice President, Microsoft Corporation (2004-2006); Vice President and Chief Information Officer, Microsoft Corporation (1999-2004)

	Other Current Public Company Directorships:	St. Jude Medical Inc. (NYSE: STJ)

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior experience as a CIO and contact center operations leader, industry knowledge in technology and customer care, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	Xeta Technologies Corporation

Jeffrey H. Fox

	Age:	52
	Director Since:	February 2009
	Committees:	Executive Committee (Chair)
	Principal Occupation:	Chairman of the Board since November 2012
	Prior Positions Held:	Non-Executive Chairman of the Company (since May 2013); Executive Chairman of the Company (2012-2013); President and Chief Executive Officer of the Company (2010-2012); Principal and former Chief Executive Officer, The Circumference Group LLC (2009-2010); Chief Operating Officer, Alltel Corporation (2007-2008); Group President, Shared Services, Alltel Corporation (2003-2007)
	Other Current Public Company Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR)
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and transactional experience, industry knowledge of communications and billing, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Joseph E. Gibbs

	Age:	65
	Director Since:	December 2000
	Committees:	Compensation and Benefits Committee (Chair), Executive Committee
	Principal Occupation:	Chairman, Gibbs Investments, LLC since 2002
	Prior Positions Held:	Co-Founder, Vice Chairman, President and Chief Executive Officer, TGC, Inc. (The Golf Channel) (1991-2001)
	Other Current Public Company Directorships:	None

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior CEO and Board Chairman experience, cable and billing industry knowledge, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Joan E. Herman

	Age:	61
	Director Since:	December 2011
	Committees:	Audit Committee, Governance and Nominating Committee
	Principal Occupation:	President and Chief Executive Officer of Herman & Associates LLC since 2008
	Prior Positions Held:	President and Chief Executive Officer, Consumer Business Unit, Anthem (NYSE: ANTM), formerly Wellpoint, Inc. (2007-2008); President and Chief Executive Officer, Specialty, Senior and State Sponsored Business, Wellpoint, Inc. (2004-2007); President and Chief Executive Officer, Senior, Specialty and State Sponsored Programs, Wellpoint, Inc. (2000-2004); Group President, Senior and Specialty Businesses, Wellpoint, Inc. (1999-2000); President, Specialty Businesses, Wellpoint, Inc. (1998-1999)
	Other Current Public Company Directorships:	HealthSouth (NYSE: HLS)

	Chosen to Serve:	Chosen to serve as a Director based upon her leadership experience and judgment, prior and current experience as President and CEO, healthcare and insurance industry knowledge, as well as her diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	MRV Communications, Inc., Qualicorp SA

Thomas L. Monahan III

	Age:	48
	Director Since:	February 2008
	Committees:	Compensation and Benefits Committee, Governance and Nominating Committee
	Principal Occupation:	Chairman and Chief Executive Officer, The Corporate Executive Board Company (CEB), an advisory company providing advanced research and analytics to deliver insights, tools and solutions to member companies, since January 2008; Chief Executive Officer, CEB since 2005
	Prior Positions Held:	General Manager of the Finance, Legal & Administration, Strategy & Innovation, Information Technology and Operations Divisions, CEB (2002-2005)
	Other Current Public Company Directorships:	CEB (NYSE: CEB)
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and Board Chairman experience, as well as industry knowledge in data and customer analytics and his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Ronald L. Nelson

	Age:	62
	Director Since:	August 2008
	Committees:	Executive Committee, Governance and Nominating Committee (Chair)
	Principal Occupation:	Chairman and Chief Executive Officer, Avis Budget Group, Inc., a global provider of vehicle rental services, since 2006
	Prior Positions Held:	President and Chief Financial Officer, Cendant Corporation (2003-2006)
	Other Current Public Company Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR), and Hanesbrands Inc. (NYSE: HBI)

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO, Board Chairman, CFO and transactional experience, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Richard F. Wallman

	Age:	63
	Director Since:	June 2007
	Committees:	Audit Committee (Chair), Executive Committee
	Principal Occupation:	Retired Senior Vice President and Chief Financial Officer, Honeywell International, Inc.
	Prior Positions Held:	Senior Vice President and Chief Financial Officer of Honeywell International, Inc. (March 1995–July 2003)
	Other Current Public Company Directorships:	Tornier, Inc. (NYSE: TRNX), Charles River Laboratories (NYSE: CRL), Roper Industries, Inc. (NYSE: ROP), and Extended Stay America (NYSE: STAY)
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior CFO experience, Audit Committee experience, industry knowledge in diversified manufacturing, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	Dana Holding Corporation and Ariba, Inc.

SHARE OWNERSHIP

General

On the record date, February 27, 2015, the outstanding securities of the Company consisted of 99,352,938 Common Shares. The Company also has 90,704,470 Common Shares which are held in treasury and are not considered outstanding for quorum, voting or other purposes. Each Common Share has one vote on each matter presented for action at the Annual Meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than five percent of the Company’s voting securities. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares		Percent of Class
Common Shares	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	8,722,135	(1)	8.69	%(1)

Common Shares	BlackRock Inc. 40 East 52nd Street New York, NY 10022	8,055,763	(2)	8.00	%(2)

Common Shares	The Western and Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	7,330,603	(3)	7.20	%(3)

Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,620,362	(4)	5.60	%(4)

(1)

The information provided for Dimensional Fund Advisors LP is taken from Amendment No. 3 to Schedule 13G/A filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2014 as follows: sole voting power over 8,646,570 Common Shares, sole dispositive power over 8,722,135 Common Shares, and no shared dispositive or shared voting power.

(2)

The information provided for BlackRock, Inc. is taken from Amendment No. 5 to Schedule 13G/A filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2014 as follows: sole voting power over 7,808,708 Common Shares, sole dispositive power over 8,055,763 Common Shares, and no shared dispositive or shared voting power.

(3)

The information provided for The Western and Southern Life Insurance Company is taken from Amendment No. 3 to Schedule 13G/A filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2013 as follows: shared voting power over 7,330,603 Common Shares, shared dispositive power over 7,330,603 Common Shares, and no sole dispositive or sole voting power.

(4)

The information provided for The Vanguard Group is taken from Amendment No. 2 to Schedule 13G filed by such beneficial owner(s), including members of Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2014 as follows: sole voting power over 142,169 Common Shares, sole dispositive power over 5,486,393 Common Shares, shared dispositive power over 133,969 Common Shares, and no shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by certain executive officers and directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Exchange Act. Based on its review of Forms 3, 4, and 5 furnished to the Company, the Company believes that all of its executive officers, directors and applicable shareholders complied with these filing requirements on a timely basis during 2014.

Directors and Executive Officer Beneficial Ownership

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Shares by each director and named executive officer (defined in the “Compensation Discussion and Analysis” section) and by all directors and named executive officers as a group as of the record date of February 27, 2015.

Title of Class	Name of Beneficial Owner	Number of Common Shares Owned(1)	Options/ Units Beneficially Owned(2)	Total Beneficial Ownership	Percent of Class
Common Shares	Andrea J. Ayers	171,390	110,877	282,267	*
Common Shares	John F. Barrett(3)	90,723	4,615	95,338	*
Common Shares	Christine Timmins Barry**	0	0	0	*
Common Shares	Cheryl K. Beebe	0	0	0	*
Common Shares	Claudia L. Cline	22,478	0	22,478	*
Common Shares	Marjorie M. Connelly	0	0	0	*
Common Shares	Brian J. Delaney**	0	0	0	*
Common Shares	Richard R. Devenuti	34,079	4,846	38,925	*
Common Shares	Jeffrey H. Fox(4)	852,908	449,833	1,302,741	1.311%
Common Shares	Joseph E. Gibbs(5)	32,236	4,962	37,198	*
Common Shares	Joan E. Herman	21,099	4,846	25,945	*
Common Shares	Thomas L. Monahan III(6)	47,710	4,615	52,325	*
Common Shares	Ronald L. Nelson	70,434	4,962	75,396	*
Common Shares	Andre S. Valentine	28,687	30,990	59,677	*
Common Shares	Richard F. Wallman	23,631	5,077	28,708	*
Common Shares	Michael L. Wooden	13,516	0	13,516	*

Common Shares	16 Directors and Executive Officers as a group	1,408,891	625,623	2,034,514	1.311%

*	Represents less than 1%.

**	Former executive officer.

(1)

Does not include the aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan (“Executive Deferred Compensation Plan” or “EDCP”) described in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”) as described in the following table:

Name	TRSUs	PRSUs
Andrea J. Ayers	154,984	179,189
Claudia L. Cline	24,740	28,978
Marjorie M. Connelly	38,471	25,407
Andre S. Valentine	50,769	57,449
Michael L. Wooden	27,021	20,434

(2)	Represents Common Shares subject to the following: (i) outstanding options which are or will be exercisable by the following individuals within 60 days of February 27, 2015: 110,877 for Ms. Ayers;

30,990 for Mr. Valentine; and 445,218 for Mr. Fox; and (ii) restricted stock units that will vest within 60 days of the record date (whether or not receipt has been deferred until separation of service) for the following non-employee directors: 4,615 for Mr. Barrett; 4,846 for Mr. Devenuti; 4,615 for Mr. Fox; 4,962 for Mr. Gibbs; 4,846 for Ms. Herman; 4,615 for Mr. Monahan; 4,962 for Mr. Nelson; and 5,077 for Mr. Wallman.

(3)

Includes 1,568 Common Shares held directly by members of Mr. Barrett’s family, but as to which he disclaims beneficial ownership. Does not include the following: (i) 2,817 Common Shares held in the frozen Non-Employee Directors Deferred Compensation Plan; and (ii) Common Shares held by The Western & Southern Life Insurance Company and its affiliates for which Mr. Barrett serves as Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of the Common Shares held by The Western & Southern Life Insurance Company and its affiliates.

(4)

Includes 20,000 Common Shares held directly by the Fox Family Charitable Trust and 375,000 Common Shares held directly by FAMCO Enterprises Limited Partnership but as to which he disclaims beneficial ownership.

(5)	Does not include 12,600 Common Shares held in the frozen Non-Employee Directors Deferred Compensation Plan.

(6)	Does not include 9,822 Common Shares held in the frozen Non-Employee Directors Deferred Compensation Plan.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation and Benefits Committee

Joseph E. Gibbs, Chair
John F. Barrett
Thomas L. Monahan III

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer, and our other three most highly compensated executive officers as of December 31, 2014. These executives are: (i) Andrea J. Ayers, our President and CEO, (ii) Andre S. Valentine, our Chief Financial Officer, (iii) Claudia L. Cline, Executive Vice President and General Counsel, (iv) Michael L. Wooden, Chief Commercial Officer, and (v) Marjorie M. Connelly, Chief Operating Officer.

This report also covers two additional former executives, Christine Timmins Barry and Brian J. Delaney, who were not serving as executive officers on December 31, 2014. Ms. Timmins Barry, our former Senior Vice President of Global Operations, had requested in late 2013 to transition out of her executive officer role to a non-executive officer role, but agreed to continue to serve as an executive officer through a transition period to assist the Company with an orderly succession process. Ms. Timmins Barry resigned from the Company effective April 30, 2014. Mr. Delaney was an executive of Stream Global Services (“Stream”) and became our Chief Operating Officer upon our acquisition of Stream on March 3, 2014. Mr. Delaney resigned from the Company for personal reasons effective May 21, 2014.

We refer to the individuals identified above collectively as our named executive officers.

Executive Summary

In 2014, our successful acquisition and smooth integration of Stream accelerated our development into the second-largest customer management services provider in the world. Our investment in the business is driving growth with existing and new clients and further diversification of our client base. In addition to our commitment to providing exceptional customer experiences for our clients and their customers, we remained focused on controlling costs and driving profitability. We delivered record revenue, sustained margin expansion and double-digit earnings per share growth in 2014. We also continued to return capital to shareholders through our quarterly dividend and share repurchase programs, paying $27 million in dividends to our shareholders, including a 17 percent increase to the quarterly dividend in May, and we repurchased $46 million of our common shares under a Board-approved repurchase authorization.

We structured our incentive plans to focus our executives on achieving these business objectives and to align their interests with those of our shareholders. For example, the following is a summary of the business objectives established under our Annual Incentive Plan (“AIP”) and the results achieved under the AIP for 2014:

AIP Connection to 2014 Business Objectives	2014 AIP Results and Payouts

•     Achieving specified levels of adjusted operating income to focus on profitability, operating performance and disciplined capital deployment

•     To maintain our focus on top-line growth, but not at the expense of profit, we also established a revenue goal that could increase payout

•     Adjusted operating income (as defined on page 25) was $235 million, which yielded a payout of 112% of target

•     Adjusted revenue (as defined on page 25) was $2,842 million which fell short of our target. Consistent with our pay-for-performance philosophy, there was no additional payout

Our long-term incentive awards, which, excluding special retention awards, are equally divided between performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“TRSUs”), are also designed to emphasize pay for performance. For example, payout of PRSU awards depends upon the achievement of specified levels of adjusted earnings per share over a three-year period, in order to strengthen alignment with the interests of our shareholders. Our outstanding PRSUs, which were granted in 2013 and 2014, remain at risk and subject to achievement of the applicable adjusted earnings per share goals for the periods 2013 through 2015 and 2014 through 2016, respectively.

As a result, a significant portion of our named executive officers’ total direct compensation—which consists of base salary as well as target AIP and long-term incentive opportunities—is directly contingent on achieving specific results that are key to our long-term success and growth in shareholder value. For example, in 2014, approximately 50% of the total direct compensation opportunity (assuming target performance) for Ms. Ayers was performance-based (consisting of AIP opportunity and PRSUs).

As in previous years, shareholders continued to show strong support for our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 96% of the votes cast at the 2014 Annual Meeting. The Compensation and Benefits Committee views this result as confirmation that our compensation program, with its emphasis on pay-for-performance and prudent governance practices, is structured and designed to achieve our stated goals. We once again urge our shareholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Overview of Executive Compensation Program Objectives

Our long-term success is based on achieving key strategic, financial, customer and operational goals each year. To drive and align focus, our executive compensation program emphasizes pay-for-performance by incorporating variable or “at risk” components and is designed to:

•

Align the interests of our executives with those of our shareholders by increasing our executives’ ownership of the Company’s Common Shares through equity incentive awards and in accordance with our stock ownership guidelines.

•

Provide a strong link between pay and performance by encouraging current business results through performance-based annual incentives and by encouraging achievement of longer-term business goals through our multi-year PRSUs.

•

Attract needed talent and protect our talent from being recruited by our competitors by offering compensation opportunities that are competitive with those offered by other firms with which we compete for executive talent, as well as commensurate with each executive’s responsibilities, experience and demonstrated performance.

Governance

Our pay-for-performance programs are governed by a number of policies and practices that are aligned with the long-term interests of our shareholders, including:

•

Double Trigger Benefits. Beginning in 2015, new PRSUs and TRSUs will be subject to “double trigger” vesting in connection with a change of control, meaning that PRSUs and TRSUs will not become vested solely upon a change of control. Instead, in the event of a change of control, new PRSUs and TRSUs will be converted to cash awards that will vest on the originally scheduled vesting dates or upon a qualifying termination of employment following the change of control. Similarly, our existing change of control arrangements provide cash severance only on a double trigger basis.

•	No Excise Tax Gross-Ups. In 2012, we eliminated the golden parachute excise tax gross-up protection for all executives, regardless of their date of hire.

•	Stock ownership guidelines. We maintain robust retention-based stock ownership guidelines of five times base pay for our CEO and three times base pay for our other named executive officers.

•

Recoupment of Equity Awards. We have the right to cancel outstanding equity awards and recover realized gains if an executive engages in certain “detrimental activity” while employed by the Company or within two years thereafter.

•	Frozen SERP. Since April 1, 2008, our U.S.-qualified pension plan and the related supplemental executive retirement plan have been frozen and closed to new entrants.

•

Limited Perquisites. Over the past several years, we have significantly reduced the perquisites provided to our named executive officers. In 2014, we offered only supplemental disability and life insurance and an executive medical exam.

•

Policy on Hedging and Pledging. Under the Company’s Insider Trading Policy, our named executive officers are prohibited from engaging in hedging transactions related to derivative Company securities, including put and call options and short sales. Named executive officers also are discouraged from pledging their Common Shares as collateral for a loan and, if electing to do so, must first demonstrate financial capacity to meet a margin call or repayment request without resort to the pledged Common Shares.

Role of Independent Consultants

To help determine the compensation programs offered to our CEO and other executive officers as well as to help assess the compensation programs offered by our competitors, the Compensation and Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide advice on executive compensation matters. FW Cook has no business relationship with the Company except that, at the request of the Committee, FW Cook reviewed Board of Director pay levels. The Committee has assessed the independence of FW Cook pursuant to rules implementing the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Committee. The Committee will assess FW Cook’s independence at least annually but will do so more often as necessary if circumstances change.

Market Approach and Use of Peer Groups

With the advice of FW Cook, the independent members of the Board (in the case of the CEO) and the Committee (for all other executive officers) compared our compensation program to the programs of a group of companies with which we compete for business and talent (the “Peer Group”). The Peer Group consists of publicly-traded customer management outsourcing firms, as well as companies that compete in similar industries, such as business process outsourcers and transaction processors. The Peer Group was selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 times our sales and market capitalization, and (iii) competitors for executive talent. In order to construct a Peer Group with a sufficient number of companies such that adequate data are provided with which to reach valid conclusions, we considered potential peers that operate in the customer management sector and related industries that are labor intensive and subject to similar economic pressures and opportunities. For purposes of establishing 2014 compensation levels, our Peer Group consisted of the following 14 companies:

Acxiom Corp.	Fiserv Inc.
Alliance Data Systems Corp.	Genpact Ltd.
Broadridge Financial Solutions, Inc.	Lender Processing Services Inc.
CA, Inc. Ciber, Inc. Corelogic, Inc. DST Systems Inc.	Sykes Enterprises Inc. TeleTech Holdings Inc. Unisys Corp. West Corporation

In July 2014, with the assistance of FW Cook, the Committee reviewed the Peer Group to identify potential changes, especially in connection with the acquisition of Stream in March 2014. In light of this review, the Committee found that 12 of the 14 companies in the Peer Group shown above continued to substantially align with the selection criteria. The following two companies were removed: Lender Processing Services, Inc. which was acquired in 2014 and no longer provided publicly disclosed pay data and Ciber, Inc., for which revenue and market capitalization fall outside of the desired range. Further, the Committee found that Cognizant Technology

Solutions, which was previously removed from the Peer Group due to its revenue size being too large prior to the Stream acquisition, is now again an appropriate comparator company and, as a result, added it back to the Peer Group. The revised Peer Group of 13 companies will be used for purposes of establishing compensation levels beginning in 2015.

We believe that each element of our compensation program should remain competitive to retain, and, as necessary, attract key executive talent. To achieve this objective, the Committee generally strives to establish a target total direct compensation opportunity, including base salary, annual incentive and long-term incentive, within 15% of the 50th percentile of the competitive market data. In making such determination, FW Cook reviews relevant data from our Peer Group, to the extent available, and size-adjusts the data from the purchased survey reports to reflect our revenue in relation to the survey participants so that they most accurately reflect the scope of responsibility for each respective executive officer. However, the market data are regarded as general reference points by the Committee, and the Committee retains the flexibility to make adjustments to the compensation opportunities for our named executive officers to respond to market conditions, time in position, individual performance or experience and other relevant circumstances. For 2014, the total direct compensation opportunity for Ms. Ayers, Ms. Cline and Mr. Valentine was within the established range, but below the respective median of the competitive market data. The total direct compensation opportunity for Ms. Connelly was below the established range, based on her relatively short tenure in her role, while the total direct compensation opportunity for Mr. Wooden was above the established range of the competitive market data, based on internal equity and retention considerations. For 2015, the Committee has discussed plans to further adjust the compensation levels of our named executive officers to reflect the successful integration of Stream and to continue to take into account competitive market data in light of the Company’s size and growth after the Stream acquisition, subject to performance and continuing successful transition by our named executive officers into their respective roles.

Establishing Executive Compensation

The Committee’s starting point for determining target total direct compensation, and the allocation of this amount among salary, annual cash incentive, TRSUs and PRSUs, is market information derived from published survey data and provided in public filings with the SEC by the Peer Group companies. A summary of each of the elements of total target direct compensation for each executive officer, along with the market information for these same elements for executives with similar roles, is compiled by FW Cook and reviewed by the Committee. Tally sheets setting forth all elements of an individual’s earned compensation, including the value of qualified and nonqualified benefit programs and the value of other non-cash compensation, are also reviewed at least annually for each executive officer. Further, the Committee reviewed the currently unvested TRSU and PRSU opportunities for incomplete performance cycles in order to evaluate the retention value associated with current outstanding awards. The Committee found that the desired retention value should be achieved over time with additional equity award opportunities to be granted to our executives.

Elements of Executive Compensation

We use a mix of the following compensation elements, each of which is described in more detail below:

•	Base salary,

•	Annual incentive,

•	Long-term incentive,

•	Qualified and nonqualified benefits and limited perquisites, and

•	Severance and change of control arrangements.

During 2014, the Committee made adjustments, as described below, to the elements of total direct compensation for our named executive officers, first by making adjustments effective January 1, 2014 to bring compensation levels closer to the competitive range of market data for the Company as it existed prior to the Stream acquisition, and then by making additional adjustments following the Stream acquisition to recognize our named executive officers’ efforts in completing this strategic acquisition, to address internal equity considerations and enhance retention incentives where appropriate, and to adjust compensation levels to be closer to the competitive range for the Company as a significantly larger organization after the Stream acquisition.

Base Salaries

Base salaries are designed to reward named executive officers for their skills, experience and performance. Increases in base salaries are used generally to further reward our named executive officers for their excellent performance, continued growth in their roles and for taking on new responsibilities. Rewarding top performers with base salary increases supports our pay-for-performance objective.

Effective January 1, 2014, the annualized base salaries of Ms. Ayers, Mr. Valentine, and Ms. Cline were increased by 6.7%, 3.6% and 4.5%, respectively, to recognize each officer’s successful transition to his or her new role and to bring the base salary levels closer to the competitive range of the market data. An additional 12.5%, 7.0% and 7.2% increase was granted to these officers, respectively, effective May 1, 2014 after considering each executive’s performance, including the completion of the strategic acquisition of Stream, and to reflect the Company’s increased revenue size and scope following the acquisition of Stream. Effective July 1, 2014, Mr. Wooden received a 5.6% increase in base salary because of his new role and responsibilities as an executive officer following the Stream acquisition.

The base salaries of our named executive officers are paid in cash. The base salary levels for each of our named executive officers for 2014 (adjusted as described above) are set forth in the Salary column of the Summary Compensation Table of this proxy statement on page 30.

Annual Incentive

In 2014, our named executive officers participated in our AIP. The AIP is an important component of total cash compensation because it rewards our management for achieving annual financial, operational and individual results and emphasizes variable or “at risk” compensation.

The independent members of the Board (in the case of the CEO) and the Committee (for all other executive officers) established initial target award opportunities for the named executive officers under the AIP for 2014, which generally were expressed as a percentage of base salary and, with the exception of an increase for Ms. Cline, remained unchanged from the levels in effect at the end of 2013. For 2014, the target annual incentive opportunity for each executive officer was prorated to reflect each executive officer’s change in base salary, as well as, in the case of Ms. Cline, the change in the percentage of base salary used to express her target AIP opportunity. The 2014 final (non-prorated) target annual incentive opportunities for our other named executive officers were as follows:

Name	Target Annual Incentive Opportunity (% Base Salary)
Andrea J. Ayers	100%
Andre S. Valentine	75%
Michael L. Wooden	100%
Claudia L. Cline	60%
Christine Timmins Barry	70%
Brian J. Delaney	75%
Marjorie M. Connelly	75%

In 2014, our AIP was based primarily on the achievement of certain adjusted operating income (“OI”) and revenue goals. The Committee believes that the adjusted OI goal motivates our management to focus on profitability, operating performance and disciplined capital deployment. The Committee established the adjusted OI and revenue goals on a company-wide basis to apply to all participating executives, including the named executive officers. The Committee established threshold, target and maximum performance levels for the adjusted OI goal. Payout levels equaled 50% of target for threshold performance, 100% for target performance and 150% for maximum performance. To maintain our executives’ focus on top-line growth, but not at the expense of profit, the Committee also established the adjusted revenue goal that, if achieved, could increase the payout by up to 50% of the target opportunity, provided that we achieved at least our threshold OI goal.

The 2014 adjusted OI and revenue goals contemplated—and actual payout percentages reflect—certain pre-approved adjustments described in our Annual Report on Form 10-K. The adjusted OI and revenue goals were revised upward by the Committee in light of the acquisition of Stream and its budgeted contribution to our performance. The adjusted OI and revenue goals, as increased to contemplate the Stream acquisition, and actual results against these goals are set forth in the following table.

Adjusted OI Goal (millions)					Adjusted Revenue “Modifier” (millions)				Combined Payout %
Threshold (50%)	Target (100%)	Maximum (150%)	Actual Results(1)	Payout %	Threshold (1%)	Maximum (50%)	Actual Results(2)	Payout %
$204	$225	$267	$235	112%	$2,919	$3,123	$2,842	0%	112%

(1)	Actual performance reflects $235 of adjusted OI reported on page 22 of our Annual Report on Form 10-K. The Committee pre-approved these adjustments.

(2)	Actual performance reflects total revenue of $2,856 with a negative adjustment for revenue resulting from transition services provided to the purchaser of our Information Management business.

We urge our shareholders to refer to our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the U.S. Securities and Exchange Commission on February 18, 2015, for a full reconciliation of these non-GAAP results.

The 2014 annual incentive was paid in cash. For more information on the 2014 annual incentive opportunities for our named executive officers, please refer to the “Grants of Plan-Based Awards” section of this proxy statement on page 32. The amounts of the 2014 annual incentive payments actually earned are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this proxy statement on page 30 for each named executive officer.

Long-Term Incentives

In 2014, our named executive officers participated in our long-term, performance-based equity program. This program is designed to reward our named executive officers for Company performance, to drive sustainable, long-term growth for our Company and our shareholders and to reinforce retention goals.

When establishing the 2014 long-term incentive award opportunities for our named executive officers during the 2014 annual grant cycle, the Committee balanced the goal of establishing competitive long-term incentive awards with the need to appropriately manage the dilutive impact and financial accounting cost of our equity incentive program. Effective in February 2014, the target opportunities for Ms. Ayers, Mr. Valentine and Ms. Cline were increased over 2013 levels by approximately 5.3%, 9.1% and 9.1%, respectively. These adjustments were intended to recognize each officer’s successful transition to his or her new role and to bring long-term incentive opportunities closer to the competitive range of the market data. Additionally, effective in May 2014 and following the Stream acquisition, Ms. Ayers, Mr. Valentine and Ms. Cline received additional long-term incentive awards resulting in an additional increase in target opportunities of approximately 20%, 33.3% and 33.3%, respectively. These additional awards were granted to recognize our named executive officers’ efforts in completing this strategic acquisition and to adjust compensation levels to be closer to the competitive range for the Company as a significantly larger organization after the Stream acquisition.

Ms. Connelly, Mr. Wooden and Mr. Delaney first became executive officers in 2014.

The following chart illustrates the 2014 target long-term incentive opportunities for our named executive officers, after the adjustments and additional awards described above.

Name	2014 Target Long-Term Incentive Opportunity(1)
Andrea J. Ayers	$2,400,000
Andre S. Valentine	$800,000
Michael L. Wooden	$498,600	(2)
Claudia L. Cline	$400,000
Brian J. Delaney	$800,000	(3)
Marjorie M. Connelly	$250,000	(4)

(1)

The amounts shown in this column reflect the target value of the opportunity before conversion to share awards and, therefore, do not match exactly the award values shown in the Summary Compensation Table or the Grants of Plan-Based Awards table.

(2)	The total opportunity shown for Mr. Wooden includes an award during the annual grant cycle of $300,000 plus a special retention award of $198,600 granted prior to his election as an executive officer.

(3)	The award for Mr. Delaney reflected a grant upon his joining the Company in March 2014, which was forfeited upon his resignation.

(4)	The award for Ms. Connelly reflected a grant upon her joining the Company in November 2014.

In 2014, the Committee generally allocated the long-term incentive opportunity equally between PRSUs and TRSUs. However, the special retention award for Mr. Wooden and the new hire awards for Ms. Connelly and Mr. Delaney were granted all in TRSUs.

•

Performance-Based Restricted Stock Units. The PRSUs provide our named executive officers with the opportunity to receive shares based on the extent to which the Company achieves certain levels of adjusted earnings per share (“EPS”) over a three-year period. The Committee selected a three-year performance period because it enabled the Committee to establish performance targets that would be highly motivating and meaningful in an uncertain economy, and it was consistent with market trends. As a result, the multi-year adjusted EPS goal for the PRSUs, together with the adjusted OI and revenue goals under the AIP, are intended to reflect a balanced mix of performance measures and to focus our named executive officers on building sustained long-term shareholder value. Further, the PRSU awards measure performance and base payouts on results that our named executive officers can understand and influence. The payout opportunity ranges from 50% to 200% of the PRSUs subject to Company performance; no payout would be earned if performance is below the threshold level. Prior to the 2013 awards, our PRSUs had been granted with a two-year performance cycle (e.g., 2012 PRSUs were earned based on performance during 2012 and 2013). As a result of the change from a two-year to a three-year performance cycle, there was no PRSU performance cycle completed during 2014. Instead, our 2013 PRSUs will be earned, if at all, based on performance for 2013, 2014 and 2015, and our 2014 PRSUs will be earned, if at all, based on performance for 2014, 2015 and 2016.

•

Time-Based Restricted Stock Units. The TRSUs provide our named executive officers with the opportunity to receive Common Shares if they remain employed with us through the first, second and third anniversaries of the date of grant. The TRSUs are intended to foster employee stock ownership, align the interests of management with those of our shareholders and enhance retention incentives. Moreover, the time-based awards, combined with the Company’s stock ownership requirements, are intended to provide a direct incentive for our management to build sustained long-term shareholder value.

For more information on each named executive officer’s long-term incentive awards, please refer to the “Outstanding Equity Awards at Fiscal Year End” section beginning on page 33.

Qualified and Nonqualified Benefits and Limited Perquisites

Retirement Benefits and Deferred Compensation Plans. Effective April 1, 2008, the Company’s U.S.-qualified pension plan and the non-qualified excess benefit plan were frozen. No additional benefits accrued to any of the named executive officers under these plans after March 31, 2008.

The named executive officers were eligible to participate in the Executive Deferred Compensation Plan (“EDCP”) in 2014. The EDCP was frozen effective January 1, 2012 and was unfrozen in 2013, effective January 1, 2014. This plan is a non-qualified savings plan that enables participants to defer compensation in excess of the limits that apply to qualified plans, such as the Company’s Retirement and Savings Plan, and provides for a matching contribution by the Company. These retirement plan benefits are provided to offer the named executive officers competitive compensation packages and to provide additional income to our named executive officers in retirement. See the Pension Benefits Table narrative on page 36 for a more detailed description of these plans.

Perquisites. The named executive officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental, vision and life insurance. Over the past several years, we have significantly reduced the perquisites provided to our named executive officers. In 2014, the Company provided disability benefits in excess of those provided to employees generally, supplemental executive life insurance equal to three times base salary, with a gross-up for the imputed taxes, and an annual medical exam. These limited perquisites are provided to assist in the attraction and retention of the named executive officers and, in the case of the annual medical exam, to promote early detection of health issues.

Severance and Change of Control Arrangements

Our named executive officers participate in the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan provides for potential severance benefits to those executives whose employment terminates in circumstances specified in the Severance Plan, as described under the heading “Payments Upon Termination or in Connection with Change of Control” beginning on page 37 of this proxy statement.

Among other protections, the Severance Plan provides our named executive officers with severance benefits in connection with a change of control, in order to keep our executives free of distraction in circumstances arising from the possibility of a change of control of the Company. The Severance Plan provides such benefits only on a “double trigger,” meaning that the benefits are due only if the executive is terminated by the Company without cause or by the executive for good reason—no severance benefits are provided solely on account of the occurrence of a change of control. The Committee believes that, in the context of a change of control, these severance protections keep named executive officers neutral to job loss when faced with the need to support value-maximizing corporate transactions that could result in their personal job loss, help the Company retain key management personnel during major corporate transactions and provide competitive and fair severance arrangements to our management team to allow a smooth transition to new employment should their job be eliminated within two years following a change of control. The benefits under the Severance Plan generally include a prorated annual incentive, a multiple of base salary and target annual incentive, continued welfare benefits and outplacement services. The Severance Plan does not provide for any tax gross-up for any “golden parachute” excise taxes that may be imposed under Sections 280G and 4999 of the Internal Revenue Code in connection with a change of control.

The benefit levels, and the related definitions of “cause” and “good reason” under the Severance Plan, are described in more detail under the “Payments Upon Termination or in Connection with Change of Control” section beginning on page 37 of this proxy statement. The benefit levels were last reviewed by the Committee in connection with the adoption of the Severance Plan in October 2012. Based on information provided by FW Cook, severance and change of control arrangements are used by a majority of the companies in our Peer Group and the terms of our severance arrangements are consistent with prevailing market practices.

Stock Ownership Guidelines

The Committee believes that senior management should have a significant equity interest in the Company. To promote equity ownership and further align the interests of management with those of our shareholders, named executive officers are subject to minimum stock ownership guidelines. Our ownership guidelines are as follows:

Chief Executive Officer	5 times base salary
Other named executive officers	3 times base salary

Stock options, including vested stock options, and unvested PRSUs are not included in determining whether a named executive officer has achieved these ownership levels. Covered executives who are not in compliance with the guidelines are required to retain 50% of shares earned through vesting of TRSUs and PRSUs and shares obtained after exercising stock options (net of taxes or shares withheld to cover option exercises, as applicable). Each of our named executive officers who was employed at the end of 2014 was in compliance with the retention requirement.

Recoupment

The named executive officers’ long-term incentive awards are subject to forfeiture or repayment in the event a named executive officer engages in detrimental activity while employed by the Company or within two years thereafter. “Detrimental activity” includes (i) disclosing proprietary, confidential or trade secret information; (ii) becoming involved in any business activity in competition with the Company in the geographical area where the Company is engaged in the business activity; (iii) interfering with the Company’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of the Company or the benefit of any other person or entity; (iv) failing to disclose and assign to the Company any ideas, inventions, discoveries and other developments conceived during employment that are within the scope of or related to the Company’s existing or planned business activities; (v) disparaging or acting in any manner which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relationships of the Company; (vi) inducing any employee to terminate his or her employment relationship with the Company; or (vii) taking or retaining without authorization any Company property.

Timing of Equity Awards

The Committee does not grant equity awards in anticipation of the release of material, nonpublic information. Similarly, we do not time the release of material, nonpublic information based on equity award grant dates. If an executive-level employee is hired or promoted after the annual grant has been made, the employee may be eligible to receive an equity award. Equity grants that are intended to be performance-based compensation are made annually by the Committee within the first 90 days of the calendar year. This timing is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) and to allocate the accounting expense appropriately.

Risk Assessment

In consultation with the Board and FW Cook, members of management from the Company’s Human Resources, Legal and Risk Management groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the impact of risk mitigation features.

Management reported its findings to the Committee, and after review and discussion, the Committee concluded that our compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on our business. Although a significant portion of our executive compensation program is performance based, the Committee has focused on aligning our compensation policies with the long-term interests of our shareholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation and risks and rewards associated with executive roles.

•

We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term value. Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•

We do not use highly-leveraged performance goals; instead, incentive opportunities are based on balanced performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at pre-established maximum levels.

•

Our long-term incentive opportunities vest over a period of three years to focus our management on long-term performance and to enhance retention. Our PRSUs are granted annually and have overlapping performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards.

•	We regularly evaluate the compensation programs and levels of our Peer Group to confirm that our compensation programs are consistent with market practice.

•

Our stock ownership guidelines require the members of our senior management team, including our named executive officers, to hold a significant level of the Company’s shares so that each executive has personal wealth tied to the long-term success of the Company and the interests of our senior management team are aligned with shareholders’ interests.

Tax and Accounting Treatment of Executive Compensation

Favorable accounting and tax treatment of the various elements of our compensation program are an important, but not a controlling consideration of their design. Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” We generally structure our executive compensation arrangements with the intent that incentive compensation paid to our named executive officers be deductible. However, the Committee has not adopted a policy that requires all compensation to be deductible because the Committee has determined that it is important to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) in situations where we believe that it is in our shareholders’ best interests.

In order to structure awards under the AIP that are deductible as performance-based compensation under Section 162(m), in January 2014 the Committee established the maximum 2014 award opportunity for the then-current executive officers, (Ms. Ayers, Ms. Cline, and Mr. Valentine, as well as such other participants that may be designated by the Committee from time to time, collectively the “Participants”), based on the achievement of $100 million in unadjusted EBITDA for the year, as reported in our Form 10-K. Based on our actual performance achievement of approximately $316 million in unadjusted EBITDA for 2014, the maximum award opportunity for each of the Participants who remained employed by the Company as of December 31, 2014, was earned, subject to reduction by the Committee. The Committee then exercised its negative discretion in determining the amount of the actual AIP awards based on the Company performance measures as described beginning on page 20 of this Compensation Discussion and Analysis. The actual annual incentive awards earned by our named executive officers for 2014 are presented in the 2014 Summary Compensation Table.

SUMMARY COMPENSATION TABLE

This table covers the 2014 named executive officers and summarizes the total compensation paid to or earned by each named executive officer for the most recent fiscal year and compensation paid to or earned if they were named executive officers for the two previous fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrea J. Ayers	2014	$867,123	$2,292,276	$0	$971,178	$52,619	$56,188	$4,239,384
President and Chief Executive Officer	2013	$733,562	$1,822,494	$0	$528,164	$0	$19,685	$3,103,905
	2012	$491,667	$999,657	$198,587	$570,396	$35,041	$15,572	$2,310,920

Andre S. Valentine	2014	$450,137	$769,396	$0	$378,115	$56,279	$34,788	$1,688,715
Chief Financial Officer	2013	$401,850	$524,176	$0	$216,999	$0	$14,663	$1,157,688
	2012	$299,609	$293,044	$54,846	$238,227	$36,449	$12,405	$934,580

Michael L. Wooden	2014	$370,603	$498,606	$0	$415,075	$0	$7,210	$1,291,494
Chief Commercial Officer

Claudia L. Cline	2014	$361,781	$384,698	$0	$230,413	$55,656	$27,609	$1,060,157
Executive Vice President and General Counsel	2013	$320,137	$262,096	$0	$115,249	$0	$21,346	$718,828
	2012	$265,672	$143,082	$37,044	$151,990	$39,874	$17,741	$655,403

Christine Timmins Barry	2014	$131,507	$0	$0	$103,102	$64,814	$695,931	$995,354
Former Senior Vice President Operations	2013	$391,781	$390,480	$0	$197,458	$0	$15,621	$995,340
	2012	$344,647	$137,544	$54,846	$242,119	$37,380	$13,876	$830,412

Brian J. Delaney	2014	$109,589	$800,009	$0	$0	$0	$0	$909,598
Former Chief Operating Officer

Marjorie M. Connelly	2014	$80,822	$279,439	$0	$67,890	$0	$0	$428,151
Chief Operating Officer

(1)	Reflects the actual salary amount earned by each named executive officer during the applicable fiscal year.

(2)

Reflects the aggregate grant date fair value of the PRSU awards and TRSU awards for each of the named executive officers other than Mr. Delaney and Ms. Connelly whose awards were only in the form of TRSUs. Mr. Delaney’s award was forfeited upon his resignation. The aggregate grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See Note 10 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 (“Annual Report”) for an explanation of the assumptions made in valuing these awards. The grant date fair value of the PRSU awards was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of each of those awards for 2014, assuming that the highest level of performance would be achieved, is as follows:

Name	Shares at target (#)	Grant date fair value - probable outcome ($)	Grant date fair value - highest performance level ($)
Ms. Ayers—PRSU	47,427	$941,900	$1,883,800
Ms. Ayers—PRSU	9,229	$204,238	$408,476
Mr. Valentine—PRSU	14,228	$282,568	$565,136
Mr. Valentine—PRSU	4,615	$102,130	$204,260
Mr. Wooden—PRSU	7,553	$150,003	$300,006
Ms. Cline—PRSU	7,114	$141,284	$282,568
Ms. Cline—PRSU	2,307	$51,054	$102,108

(3)

Reflects the aggregate grant date fair value, determined in accordance with ASC Topic 718, of stock option awards. See Note 10 of the Annual Report for an explanation of the assumptions made in valuing these awards.

(4)

Reflects the actual annual incentive award earned by each of the named executive officers for the indicated performance period other than Mr. Delaney who did not receive payment due to his resignation effective May 21, 2014. For more information on the 2014 annual incentive awards, please refer to the “Grants of Plan-Based Awards” section on page 32 of this proxy statement.

(5)

The change in the pension value is generally attributable to additional interest credits and changes in the discount rate and mortality table. The assumptions used to calculate the change in pension values are described in Footnote 1 to the Pension Benefits table. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation; therefore, no non-qualified deferred compensation earnings are reported.

(6)	All other compensation for 2014 is described in the following table:

	Executive Deferred Comp Plan Company Match	Executive Life Premium	Executive Life Imputed Income Gross-up	Executive LTD	Severance Payments	Retirement and Savings Plan Company Match	Total
Ms. Ayers	$29,917	$5,122	$8,184	$2,565	N/A	$10,400	$56,188
Mr. Valentine	$15,360	$2,733	$4,379	$1,916	N/A	$10,400	$34,788
Mr. Wooden	N/A	$2,129	$3,447	$1,634	N/A	N/A	$7,210
Ms. Cline	N/A	$5,645	$9,021	$2,543	N/A	$10,400	$27,609
Ms. Timmins Barry	$3,221	$764	$1,546	N/A	$680,000	$10,400	$695,931
Mr. Delaney	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Ms. Connelly	N/A	N/A	N/A	N/A	N/A	N/A	N/A

GRANTS OF PLAN-BASED AWARDS

The table below and footnotes provide earnings opportunity information about the plan-based awards granted for the fiscal year ended December 31, 2014.

Name	Grant Date	Different(1) Action/ Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrea J. Ayers			$433,562	$867,123	$1,734,246
	5/19/14	4/23/14							9,229	$204,238
	5/19/14	4/23/14				4,615	9,229	18,458		$204,238
	2/13/14	1/29/14							47,427	$941,900
	2/13/14	1/29/14				23,714	47,427	94,854		$941,900
Andre S. Valentine			$168,802	$337,603	$675,206
	5/19/14	4/23/14							4,615	$102,130
	5/19/14	4/23/14				2,308	4,615	9,230		$102,130
	2/13/14	1/29/14							14,228	$282,568
	2/13/14	1/29/14				7,114	14,228	28,456		$282,568
Michael L. Wooden			$185,302	$370,603	$741,206
	2/13/14	12/11/13							10,000	$198,600
	2/13/14	2/13/14							7,553	$150,003
	2/13/14	2/13/14				3,777	7,553	15,106		$150,003
Claudia L. Cline			$102,863	$205,726	$411,452
	5/19/14	4/23/14							2,308	$51,076
	5/19/14	4/23/14				1,154	2,307	4,614		$51,054
	2/13/14	1/29/14							7,114	$141,284
	2/13/14	1/29/14				3,557	7,114	14,228		$141,284
Christine Timmins Barry			$140,000	$280,000	$560,000
Brian J. Delaney			$156,165	$312,329	$624,658
	3/07/14	1/29/14							38,425	$800,009
Marjorie M. Connelly			$30,308	$60,616	$121,232
	11/12/14	11/04/14							13,064	$279,439

(1)

The date on which the Compensation and Benefits Committee of the Board took action to grant such equity awards, other than Mr. Wooden’s grants approved on December 11, 2013 and February 13, 2014, prior to his becoming an executive officer. The grant date is in accordance with the Company’s guidelines on equity awards.

(2)

This column provides information about the annual incentive opportunities established during 2014 for the named executive officers. The award opportunities for Mr. Delaney and Ms. Connelly were prorated based on their respective dates of hire. The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential payouts when the performance goals were established by the Compensation and Benefits Committee. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and related footnote for the amount of the annual incentive actually earned by our named executive officers for 2014.

(3)

This column provides information about the PRSU award opportunities established during 2014 for the named executive officers (other than Ms. Timmins Barry, Mr. Delaney and Ms. Connelly, who were not granted PRSU award opportunities during 2014). The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential awards when the performance goals were established by the Compensation and Benefits Committee. The actual award depends on the extent to which we achieve our EPS goals over a three-year performance period commencing January 1, 2014 and ending December 31, 2016. Payment of the PRSU award, if any, will be made in 2017 in the form of shares.

(4)

This column reflects the number of TRSUs granted to our named executive officers in 2014 (other than Ms. Timmins Barry, who was not granted a TRSU award opportunity during 2014). The TRSUs vest 25% on the first and second anniversaries and the remaining 50% on the third anniversary of the date of grant.

(5)

Reflects the grant date fair value, as determined in accordance with ASC Topic 718, of each equity award. See Note 10 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table and footnotes describe equity awards granted to the named executive officers that were outstanding as of December 31, 2014:

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Unvested Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Andrea J. Ayers	28,948	(1)			$12.79	2/10/22
			28,949(1)		$12.79	2/10/22
	52,980	(2)			$13.76	2/04/21
							47,427	(6)	$966,088
							39,882	(7)	$812,396
							9,650	(8)	$196,571
							9,229	(9)	$187,995
							2,285	(10)	$46,545
							15,000	(11)	$305,550
										94,854	(16)	$1,932,176
										106,352	(17)	$2,166,390
										18,458	(16)	$375,989
										6,092	(17)	$124,094

Andre S. Valentine	7,995	(1)			$12.79	2/10/22
			7,995(1)		$12.79	2/10/22
	15,000	(2)			$13.76	2/04/21
							14,228	(6)	$289,824
							12,187	(7)	$248,249
							2,663	(8)	$54,245
							4,615	(9)	$94,008
							5,000	(12)	$101,850
										28,456	(16)	$579,649
										32,496	(17)	$661,944
										9,230	(16)	$188,015

Michael L. Wooden	N/A						7,553	(6)	$153,855
							3,563	(7)	$72,578
							10,000	(13)	$203,700
							3,350	(14)	$68,240
										15,106	(16)	$307,709
										9,500	(17)	$193,515

Claudia L. Cline	0		5,400	(1)	$12.79	2/10/22
							7,114	(6)	$144,912
							6,094	(7)	$124,135
							1,798	(8)	$36,625
							2,308	(9)	$47,014
							1,600	(15)	$32,592
										14,228	(16)	$289,824
										16,248	(17)	$330,972
										4,614	(16)	$93,987

Christine Timmins Barry(18)	N/A		N/A		N/A	N/A	N/A		N/A	N/A		N/A

Brian J. Delaney(19)	N/A		N/A		N/A	N/A	N/A		N/A	N/A		N/A

Marjorie M. Connelly							13,064	(20)	$266,114

(1)

Option award granted on February 10, 2012. Half of the award vested on February 10, 2014 and the remaining half vested on February 10, 2015. Once vested the options are exercisable until the 10th anniversary of the grant date.

(2)

Option award granted on February 4, 2011. Half of the award vested on February 4, 2013 and the remaining half vested on February 4, 2014. These vested options are exercisable until the 10th anniversary of the grant date.

(3)	TRSUs.

(4)	Value reported was determined by multiplying the number of units shown by the closing price of our shares as of December 31, 2014, which was $20.37.

(5)	PRSUs.

(6)	TRSU award granted in 2014 with a vesting schedule of 25% on February 13, 2015; 25% on February 13, 2016 and 50% on February 13, 2017.

(7)	TRSU award granted in 2013 with a vesting schedule of 25% on February 11, 2014; 25% on February 11, 2015 and 50% on February 11, 2016.

(8)	TRSU award granted in 2012 with a vesting schedule of 50% on February 10, 2014 and 50% on February 10, 2015.

(9)	Additional TRSU award granted in 2014 that vests 25% on May 19, 2015; 25% on May 19, 2016 and 50% on May 19, 2017.

(10)	Additional TRSU award granted in 2013 with vesting schedule of 25% on May 6, 2014; 25% on May 6, 2015 and 50% on May 6, 2016.

(11)	Promotional TRSU award granted in 2012 with vesting schedule of 50% on November 5, 2014 and 50% on November 5, 2015.

(12)	Promotional TRSU award granted in 2012 with vesting schedule of 50% on August 6, 2014 and 50% on August 6, 2015.

(13)	Retention TRSU award granted in 2014 with vesting schedule of 25% on February 13, 2015; 25% on February 13, 2016 and 50% on February 13, 2017.

(14)	New Hire TRSU award granted in 2012 with vesting schedule of 50% on May 14, 2014 and 50% on May 14, 2015.

(15)	Promotional TRSU award granted in 2012 with vesting schedule of 50% on September 4, 2014 and 50% on September 4, 2015.

(16)

2014 PRSU award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2016. The amount shown assumes payout at 200% based on achievement of performance goals through December 31, 2014. The actual award, if any, will vest on February 13, 2017.

(17)

2013 PRSU award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2015. The amount shown assumes payout at 200% based on achievement of performance goals through December 31, 2014. The actual award, if any, will vest on February 11, 2016.

(18)	Ms. Timmins Barry forfeited all of her equity awards that had not vested prior to her resignation on April 30, 2014.

(19)	Mr. Delaney forfeited all of his equity awards upon his resignation effective May 21, 2014.

(20)	New Hire TRSU award granted in 2014 with vesting schedule of 25% on November 12, 2015; 25% on November 12, 2016 and 50% on November 12, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table and footnotes set forth information with respect to any stock options exercised by our named executive officers and TRSUs and PRSUs that vested during the year ending December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrea J. Ayers(1)	0	$0	81,694	$1,596,385
Andre S. Valentine(1)	0	$0	23,649	$457,440
Michael L. Wooden(1)	0	$0	10,378	$210,410
Claudia L. Cline(1)(2)	18,150	$103,081	13,916	$269,329
Christine Timmins Barry(1)(2)	30,495	$252,251	17,702	$343,334
Brian J. Delaney(3)	N/A	N/A	N/A	N/A
Marjorie M. Connelly(3)	N/A	N/A	N/A	N/A

(1)

Reflects the value realized upon vesting of TRSUs in 2014 and the vesting and payout of PRSUs on February 10, 2014 for the performance period ending on December 31, 2013. In addition to the value of the RSUs realized upon vesting, Ms. Ayers, Mr. Valentine, Mr. Wooden, Ms. Cline and Ms. Timmins Barry also earned accrued cash dividends in the amount of $10,723, $3,325, $4,070, $1,239 and $448 respectively.

(2)	Reflects the value realized upon exercise of options in 2014.

(3)	Mr. Delaney and Ms. Connelly joined the Company in March and November of 2014, respectively, and did not have any option or stock awards that vested as of December 31, 2014.

PENSION BENEFITS

The following table and footnotes show, as of December 31, 2014, the years of credited service, the present value of the benefits that are expected to be paid to our named executive officers and any payments made to our named executive officers during 2014 under each of the Company’s qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrea J. Ayers	Pension Plan	24	$214,371	$0
	Non-Qualified Excess Pension Plan	24	$33,270	$0
Andre S. Valentine	Pension Plan	17	$212,958	$0
	Non-Qualified Excess Pension Plan	17	$58,553	$0
Michael L. Wooden	N/A
Claudia L. Cline	Pension Plan	18	$325,669	$0
	Non-Qualified Excess Pension Plan	18	$67,971	$0
Christine Timmins Barry	Pension Plan	18	$225,145	$0
	Non-Qualified Excess Pension Plan	18	$0	$39,486
Brian J. Delaney	N/A
Marjorie M. Connelly	N/A

(1)

Except as noted in this footnote, amounts reported were computed using the same assumptions used for financial reporting purposes under generally accepted accounting principles as described in more detail in Note 9 to the Consolidated Financial Statements in the Annual Report. For the Pension Plan, the assumptions used include a discount rate of 4.10% and a 60% lump sum payment distribution assumption at age 65. The assumed retirement age for the Pension Plan is age 65, the normal retirement age specified in that plan. Amounts reported for Ms. Ayers, Mr. Valentine and Ms. Cline were based on an assumption that each named executive officer would work to, and retire at, the assumed retirement age. The amount reported for Ms. Timmins Barry is based on an assumption that she will commence a single life annuity at age 65.

Pension Plan. Certain U.S.-resident employees of the Company hired prior to April 1, 2007 participate in the Pension Plan, with all participants subject to the same terms and conditions. Effective April 1, 2008, the Pension Plan, a cash balance pension plan, was frozen with no additional pension credits accruing for eligible employees. At the end of each year, an active participant’s account is credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, or a joint and survivor annuity. Mr. Wooden, Mr. Delaney and Ms. Connelly were not eligible to participate in the Pension Plan.

Non-Qualified Excess Pension Plan. The Company’s non-qualified excess pension plan provides a pension benefit to employees whose pension benefit under the qualified pension plan is reduced or capped due to Internal Revenue Service limitations applicable to that plan. As described in the table above, certain named executive officers are eligible to receive a benefit under this plan. Benefits are paid in 10 annual installments or, if less, the value of the benefits divided by $50,000, rounded up commencing six months after a participant’s separation from service. Mr. Wooden, Mr. Delaney and Ms. Connelly were not eligible to participate in the Company’s non-qualified excess pension plan.

NON-QUALIFIED DEFERRED COMPENSATION

The following table and footnotes set forth the aggregate earnings and balances for the 2014 named executive officers which includes prior participation in the Executive Deferred Compensation Plan and for the year ending December 31, 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Andrea J. Ayers	$128,125	$29,917	$10,921	$0	$250,722
Andre S. Valentine	$44,625	$15,360	$47,704	$0	$689,111
Michael L. Wooden	$0	$0	$0	$0	$0
Claudia L. Cline	$0	$0	$13,595	$0	$316,306
Christine Timmins Barry	$35,769	$3,221	$16,531	$534,355	$61,146
Brian J. Delaney	$0	$0	$0	$0	$0
Marjorie M. Connelly	$0	$0	$0	$0	$0

(1)	Amount reported is not included in the compensation reported in the Summary Compensation Table because the amounts do not reflect above-market or preferential earnings.

Through December 22, 2011, the Executive Deferred Compensation Plan permitted executives to defer receipt of up to 75% of their base salary and/or hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matched 100% of the first 5% of amounts deferred by the plan participant (reduced by the Company match eligible to be received under the Company’s Retirement and Savings Plan). The Company’s Executive Deferred Compensation Plan was frozen from December 31, 2011 through December 31, 2013. On July 25, 2013, the Company’s Board of Directors authorized the Company to reinstate the EDCP, effective January 1, 2014, for eligible participants, including executive officers. Under this authorization, the Company matches up to 100% of the first 3% of a participant’s deferred amounts and 50% of a participant’s next 2% of deferred amounts. The Company match under the EDCP will be reduced by the Company match eligible to be received under the Company’s Retirement and Savings Plan.

PAYMENTS UPON TERMINATION OR IN CONNECTION WITH CHANGE OF CONTROL

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to the named executive officers in the event of certain terminations of employment or in connection with a change of control of the Company. The estimated amounts payable or provided to our named executive officers in these situations are summarized below. The estimates for our named executive officers generally are based on the assumption that the various triggering events occurred on the last day of 2014, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination of employment or in connection with a change of control can only be determined at the time the actual triggering event occurs.

The amounts set out below for Ms. Timmins Barry reflect the compensation actually provided by the Company in connection with the termination of her employment during 2014. Ms. Timmins Barry resigned her employment as Senior Vice President Operations effective April 30, 2014.

Mr. Delaney was our Chief Operating Officer from March 3, 2014 until his resignation effective May 21, 2014. As a result of his resignation, Mr. Delaney forfeited his cash and equity incentive awards, and he did not receive any severance payments or benefits from the Company.

Severance Plan

Our named executive officers participate in the Severance Plan, which provides for certain severance benefits to senior executives of the Company. Under the Severance Plan, we would be obligated to provide the following severance benefits to our named executive officers in the circumstances described below:

Qualifying Termination Not in Connection with Change of Control. In the event that a named executive officer’s employment is terminated by the Company without cause (including as a result of a reduction in force) or by the named executive officer for good reason, and the termination of employment does not occur in connection with a change of control (as described below), the named executive officer would be entitled to the following payments and benefits under the Severance Plan:

•

cash severance equal to a multiple (two times for Ms. Ayers and Mr. Valentine, and one times for the other named executive officers) of the sum of base pay and targeted annual incentive for the year in which the termination occurs;

•	a prorated portion of the annual incentive for the year in which the termination occurs, based on actual performance results;

•	if the officer elects COBRA coverage, continued medical, dental and vision coverage at the employee rate for the period for which severance is calculated; and

•	outplacement services, up to a maximum value of $20,000.

The Company’s obligation to provide benefits under the Severance Plan is conditioned upon the employee providing a release of all claims and complying with applicable non-competition and other post-employment restrictive covenants that may be included by the Company in the release of claims agreement.

For purposes of the Severance Plan, “cause” generally means the officer has engaged in willful misconduct or gross negligence in the performance of any of his or her duties which could reasonably be expected to result in a material liability to the Company, has intentionally failed or refused to perform reasonably and lawfully assigned duties, has been indicted for, or convicted of, or pled guilty or nolo contendere to, any crime involving dishonesty, fraud, theft, breach of trust, violence or threats of violence or other significant offenses or acts, or willfully failed to comply with any material rules, regulations, policies or procedures of the Company (including our Code of Business Conduct).

For purposes of the Severance Plan, “good reason” means that, without the officer’s prior written consent: (i) the officer’s base salary, incentive compensation opportunity or aggregate benefits is materially reduced (except for across-the-board reductions that apply to officers of the same or similar rank generally, unless such actions are taken immediately prior to a change of control), the officer’s base salary or earned incentive compensation is not paid or the officer’s benefits are materially reduced in the aggregate or are not provided, (ii) the officer’s authorities, duties, responsibilities or reporting relationships are materially diminished or the officer is assigned duties that are materially inconsistent with his or her position, (iii) the officer’s principal place of business is relocated outside a 50-mile radius of the officer’s then current principal place of business, and, if any of these occur, the officer notifies the Company within 60 days, the Company fails to cure the condition within 30 days after notice and the officer resigns within 60 days after the specified cure period.

Qualifying Termination in Connection with Change of Control. Under the Severance Plan, in the event that a named executive officer’s employment is terminated—in connection with a change of control—by the Company without cause (including as a result of a reduction in force) or by the named executive officer for good reason, the named executive officer would be entitled to the payments and benefits described below. A termination without cause or for good reason occurs “in connection with” a change of control if it occurs (i) in anticipation of, and within six months prior to, a change of control, or (ii) within two years following a change of control. In this situation, the following payments and benefits would be provided to the named executive officer under the Severance Plan:

•	cash severance equal to two times the sum of base pay and targeted annual incentive for the year in which the termination occurs;

•	a prorated portion of the targeted annual incentive for the year in which the termination occurs;

•	if the officer elects COBRA coverage, continued medical, dental and vision coverage at the employee rate for the period for which severance is calculated; and

•	outplacement services, up to a maximum value of $20,000.

The Severance Plan does not provide for any tax gross-up for any “golden parachute” excise tax that may be imposed on a named executive officer under Sections 280G and 4999 of the Internal Revenue Code. Instead, a named executive officer who would be subject to that excise tax will either (i) receive all payments and benefits to which the officer is entitled, subject to the excise tax, or (ii) have such payments and benefits reduced to the “safe harbor” amount so that the excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the officer.

The Company’s obligation to provide benefits under the Severance Plan is conditioned upon the employee providing a release of all claims and complying with applicable non-competition and other post-employment restrictive covenants that may be included by the Company in the release of claims agreement.

For purposes of the Severance Plan, a “change of control” generally means: (i) the acquisition of 20% or more of the Company’s outstanding Common Shares or voting securities; (ii) certain changes in a majority of the directors of the Company; (iii) certain business combinations unless (A) all or substantially all of the holders of the Company’s outstanding Common Shares and voting securities continue to beneficially own more than 50% of the Common Shares and voting power of the entity resulting from the business combination in substantially the same proportions, (B) no person beneficially owns 20% or more of the then outstanding Common Shares or voting power of the entity resulting from the business combination, and (C) at least a majority of the directors of the entity resulting from the business combination were continuing directors of the Company prior to the business combination; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

The meanings of the terms “cause” and “good reason” are as described above.

Long-Term Incentives

We have granted long-term incentive awards to our named executive officers under our Long Term Incentive Plan, generally in the form of TRSUs and PRSUs. During 2012, the Company also granted stock options. TRSUs and PRSUs granted after April 27, 2012 provide for the payment of accrued cash dividend equivalents for any related vested shares. In the event of a named executive officer’s death, disability, retirement or involuntary termination of employment by the Company without cause, or in connection with a change of control, each named executive officer’s outstanding and unvested long-term incentive awards would become vested as described below:

Award	Death or Disability	Involuntary Termination Without Cause	Retirement	Change of Control
TRSUs	Units would be prorated and become vested shares. See note 1 for more details.	Units would be prorated and become vested shares. See note 1 for more details.	N/A	Units would be converted to a deferred cash award at change of control and vest in installments. Accelerated vesting would occur at a double trigger event. See note 2 for more details.

PRSUs	Units would be prorated and become vested shares. See note 3 for more details.	Units would be prorated and delivered as shares at the end of the performance period. See note 4 for more details.	Units would be prorated and delivered as shares at the end of the performance period. See note 4 for more details.	Units would be prorated and become vested shares. See note 3 for more details.

Stock Options (last granted in 2012)	Options would be prorated and become vested. See note 5 for more details.	Options would be prorated and become vested. See note 5 for more details.	N/A	All stock options would become fully vested.

Notes:

(1)

Prorated number of units is determined from the first day of the calendar year in which the award was granted through the date of termination. However, for an award that was granted following the annual grant cycle in each of 2013 and 2014 (a mid-year grant), the prorated number of units is determined from the first day of the month during which the award was granted, and the vest dates are on the anniversary date of the grant. Any equivalent accrued dividends would be paid in cash in conjunction with vested shares.

(2)

Deferred cash awards with respect to outstanding TRSUs granted prior to 2015 would vest in two installments: one half on the earlier of six months or the first vest date and one half on the earlier of twelve months or the second vest date. However, starting with TRSUs granted in 2015, the deferred cash award will vest in installments on the regularly scheduled vest dates. Vesting would accelerate on any of the following “double trigger” events: death, disability, involuntary termination by the Company without good cause or termination by the named executive officer with good reason. Any equivalent accrued cash dividends as of the date of the change of control would be paid in cash at the time and to the extent the related cash installment is paid.

(3)

Prorated number of units is determined from the first day of the performance period in which the award was granted through the date of termination at target. Any equivalent accrued dividends would be paid in cash in conjunction with vested shares. However, starting with PRSUs granted in 2015, units will be converted to a deferred cash award at a change of control and will vest in accordance with the original vesting schedule, with accelerated vesting on a “double trigger” event as described above.

(4)

Prorated number of units is determined from the first day of the performance period in which the award was granted through the date of termination. Earned shares are subject to results of the performance objectives set for the full performance period. Any equivalent accrued dividends would be paid in cash in conjunction with vested shares.

(5)

Prorated number of options is determined from the grant date of the option through the date of termination. The Company has not granted stock options to its named executive officers since 2012, and all such outstanding stock options will be fully vested during 2015, in accordance with the applicable vesting schedule.

For purposes of the Long Term Incentive Plan, “retirement” generally is defined as termination of employment (i) after age 55 with 10 years of service, or (ii) with 30 years of service. “Cause” generally means fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, violation of the Company’s Code of Business Conduct, recklessly or willfully injuring an employee, Company property, business or reputation or acting recklessly in the performance of duties.

For purposes of the Long Term Incentive Plan, a “change of control” means: (i) a tender is made and consummated for 30% or more of the outstanding voting securities of the Company; (ii) the Company merges or consolidates with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, other than certain affiliates of a party to the transaction; (iii) the sale of substantially all of the Company’s assets to another corporation which is not a wholly owned subsidiary; (iv) the acquisition of 20% or more of the outstanding voting securities of the Company, or the acquisition of control in any manner of the election of a majority of the directors of the Company; or (v) within a two-year period, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority thereof, unless the election of each new director is approved in advance by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period.

Severance Tables

The following tables describe payments to each named executive officer, other than Ms. Timmins Barry and Mr. Delaney, that would be triggered by the occurrence of various events explained above and listed below. These amounts do not include compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs. As a result, the estimates below do not include prorated annual incentive plan bonuses for 2014, because these awards were earned under such plan as of December 31, 2014, subject to Committee approval, regardless of whether the executive’s employment had terminated or a change of control had occurred on that date.

	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Andrea J. Ayers
TRSU vesting(1)	$1,465,895	$1,465,895	$1,465,895	$0	$2,546,851
PRSU vesting(2)	$1,172,103	$1,172,103	$1,172,103	$1,172,103	$0
Stock option vesting(3)	$556,936	$556,936	$556,936	$589,691	N/A
Supplemental LTD	$960,741	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	$2,700,000	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	$1,800,000	N/A	$1,800,000
Severance (multiple of annual incentive)	N/A	N/A	$1,734,246	N/A	$1,734,246
Benefits continuation(4)	$4,519	N/A	$29,038	N/A	$29,038

Total	$4,160,194	$5,894,934	$6,758,218	$1,761,794	$6,110,135

	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Andre S. Valentine
TRSU vesting(1)	$447,806	$447,806	$447,806	$0	$798,410
PRSU vesting(2)	$355,720	$355,720	$355,720	$355,720	$0
Stock option vesting(3)	$153,814	$153,814	$153,814	$162,858	N/A
Supplemental LTD	$736,568	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	$1,380,000	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	$920,000	N/A	$920,000
Severance (multiple of annual incentive)	N/A	N/A	$675,206	N/A	$675,206
Benefits continuation(4)	$13,311	N/A	$46,622	N/A	$46,622

Total	$1,707,219	$2,337,340	$2,599,168	$518,578	$2,440,238

	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Michael L. Wooden
TRSU vesting(1)	$240,806	$240,806	$240,806	$0	$502,401
PRSU vesting(2)	$118,099	$118,099	$118,099	$118,099	$0
Stock option vesting(3)	N/A	N/A	N/A	N/A	N/A
Supplemental LTD	$608,555	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	$1,140,156	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	$380,052	N/A	$760,104
Severance (multiple of annual incentive)	N/A	N/A	$370,603	N/A	$741,206
Benefits continuation(4)	$13,311	N/A	$33,311	N/A	$46,622

Total	$980,771	$1,499,061	$1,142,871	$118,099	$2,050,333

	Retirement	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Claudia L. Cline
TRSU vesting(1)	N/A	$214,523	$214,523	$214,523	$0	$389,847
PRSU vesting(2)	$177,849	$177,849	$177,849	$177,849	$177,849	$0
Stock option vesting(3)	N/A	$103,887	$103,887	$103,887	$109,998	N/A
Supplemental LTD	N/A	$205,128	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	N/A	$1,110,000	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	N/A	$370,000	N/A	$740,000
Severance (multiple of annual incentive)	N/A	N/A	N/A	$205,726	N/A	$411,452
Benefits continuation(4)	N/A	$4,519	N/A	$24,519	N/A	$29,038

Total	$177,849	$705,906	$1,606,259	$1,096,504	$287,847	$1,570,337

	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Marjorie M. Connelly
TRSU vesting(1)	$14,840	$14,840	$14,840	$0	$267,028
PRSU vesting(2)	N/A	N/A	N/A	N/A	N/A
Stock option vesting(3)	N/A	N/A	N/A	N/A	N/A
Supplemental LTD	$712,335	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	$1,500,000	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	$500,000	N/A	$1,000,000
Severance (multiple of annual incentive)	N/A	N/A	$60,616	N/A	$121,232
Benefits continuation(4)	$610	N/A	$20,610	N/A	$21,220

Total	$727,785	$1,514,840	$596,066	$0	$1,409,480

(1)	TRSU value is based on December 31, 2014 closing price of $20.37, plus accrued cash dividend equivalents.

(2)

PRSU value is based on December 31, 2014 closing price of $20.37, with assumed “target” performance for 2013 and 2014 PRSUs, plus accrued cash dividend equivalents. As of December 31, 2014, only Ms. Cline would be eligible to retire and receive a prorated portion of PRSUs.

(3)	Value of accelerated stock options is based on the difference between the exercise price and the closing price of $20.37 on December 31, 2014.

(4)	Amounts represent continuation of medical, dental and vision premium payments for those named executive officers who participate in our health plans, as well as outplacement services.

Payments to Ms. Timmins Barry

Ms. Timmins Barry resigned her employment as our Senior Vice President, Operations effective April 30, 2014. In connection with her resignation, Ms. Timmins Barry entered into a separation agreement pursuant to which she received a separation payment in consideration for a release of all claims and her agreement to confidentiality and non-disparagement provisions. Pursuant to her separation agreement, the payments provided to Ms. Timmins Barry in connection with her resignation are quantified below. All of Ms. Timmins Barry’s outstanding equity was forfeited, to the extent not vested prior to her resignation.

Separation Payment
Christine Timmins Barry
One year base salary(1)	$400,000
AIP bonus target for 2014(2)	$280,000
Prorated annual incentive for 2014(3)	$103,102

Total	$783,102

(1)	Represents annualized salary at time of separation.

(2)	Represents AIP target bonus which is equal to 70% of annualized salary.

(3)	Represents AIP prorated bonus for January 1, 2014 thru April 30, 2014. Payment amount is based on achievement of company performance results for the 2014 plan year.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to each non-employee director for services provided as a director for fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
John F. Barrett	$91,875	$135,037	0	0	$226,912
Cheryl K. Beebe(3)	N/A	N/A	N/A	N/A	N/A
Richard R. Devenuti	$95,000	$141,799	0	0	$236,799
Jeffrey H. Fox	$190,000	$135,037	0	0	$325,037
Joseph E. Gibbs	$97,500	$145,169	0	0	$242,669
Joan E. Herman	$95,000	$141,799	0	0	$236,799
Thomas L. Monahan III	$90,000	$135,037	0	0	$225,037
Ronald L. Nelson	$122,500	$135,037	0	0	$257,537
Richard F. Wallman	$100,000	$148,561	0	0	$248,561

(1)

Reflects the aggregate grant date fair value of the restricted stock unit awards granted to the non-employee directors in 2014. The aggregate grant date fair value was determined in accordance with ASC Topic 718. See Note 10 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards. The aggregate number of unvested restricted stock units at year-end for each director is 4,615 for Mr. Barrett; 0 for Ms. Beebe; 4,846 for Mr. Devenuti; 4,615 for Mr. Fox; 4,962 for Mr. Gibbs; 4,846 for Ms. Herman; 4,615 for Mr. Monahan; 4,962 for Mr. Nelson; and 5,077 for Mr. Wallman.

(2)

The Company did not grant any stock option awards to the non-employee directors in 2014. The aggregate number of Common Shares subject to options outstanding at year end for each director is 445,218 for Mr. Fox and 0 for the remaining directors. As of December 31, 2014, 329,424 of Mr. Fox’s options were vested and exercisable; 115,794 options vested and became exercisable on February 10, 2015.

(3)	Ms. Beebe was appointed to the Board on January 28, 2015 and therefore did not receive any compensation for 2014.

Company employees receive no additional compensation for serving as a director. Non-employee directors receive compensation consisting of cash and restricted stock units. Non-employee directors receive an annual retainer of $90,000 paid in cash and $100,000 in TRSUs. In addition, a $10,000 annual retainer is paid to each Audit Committee member and a $20,000 annual retainer is paid to the Audit Committee chair, both paid one-half in cash and one-half in TRSU awards. Chairs of the Compensation and Benefits Committee and Governance and Nominating Committee receive an annual retainer of $15,000 paid one-half in cash and one-half in TRSU awards. The Non-Executive Chairman receives an annual retainer of $100,000. The Lead independent director receives an annual retainer of $25,000. Each non-employee director who is first elected or appointed to the Board receives a one-time TRSU award valued at $100,000 at the time of grant. Restricted stock units awarded to non-employee directors vest one year after the grant date (or earlier in the case of death, disability or retirement and are payable in stock, at the election of the director, either upon vesting or upon separation from service).

Effective January 1, 2012, the Director Deferred Compensation Plan was frozen and no additional deferrals are permitted on or after that date. Under the plan, existing account balances credited with fees and retainers previously deferred by the Directors will be paid in cash, in one lump sum or up to 10 annual installments when the director leaves the Board. In 2010 and 2011, amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the director leaves the Board. In the event of a Change of Control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum. Distributions of amounts contributed on or after January 1, 2005 are governed by Section 409A of the Code.

AUDIT COMMITTEE REPORT

The Audit Committee provides oversight regarding the Company’s financial reporting and accounting practices, including the integrity of its financial statements, and undertakes the other duties and responsibilities described under the section titled “Board of Directors and Committees” in this proxy statement. The Audit Committee’s duties and responsibilities are set forth in a charter that is approved, and from time to time revised, by the Board of Directors. The charter most recently was revised by the Board in January 2015 and is available on the “Corporate Governance” page of our website at www.convergys.com.

The Company’s management is responsible for the preparation of the Company’s financial statements, its accounting and financial reporting principles, and internal controls and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. Independent public accountants have the responsibility for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. During 2014, Ernst & Young LLP (“EY”) served as the Company’s independent public accountants.

The Audit Committee reviewed, and discussed with management and EY, the Company’s audited financial statements as of, and for, the fiscal year ended December 31, 2014. During 2014, the Audit Committee also reviewed each of the Company’s quarterly earnings releases and reviewed, and discussed with management and EY, the interim financial information contained in each of the Company’s Quarterly Reports on Form 10-Q. In connection with these reviews, the Audit Committee discussed and reviewed with the independent public accountants matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the EY’s examination of the financial statements and internal control over financial reporting. The Audit Committee also reviewed and discussed the results of the internal audit examinations.

In the performance of its oversight function, the Audit Committee discussed with management, the internal auditors and the independent public accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the organization of the internal audit department’s responsibilities, budget and staffing. In 2014, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent public accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and senior financial officers.

In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from EY written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” In accordance with the foregoing standard, the Audit Committee discussed with EY matters related to EY’s independence and satisfied itself as to the firm’s independence. The Audit Committee also considered the compatibility of non-audit services with the firm’s independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of EY as the Company’s independent public accountants, subject to ongoing review and approval by the Audit Committee.

The Audit Committee is responsible for appointment and oversight of the Company’s independent public accountants. In connection with this responsibility, the Audit Committee reviews EY’s recent and historical performance on the Company’s audit. The Audit Committee also reviews and considers recent PCAOB reports on EY and its peer firms, as well as EY’s tenure and familiarity with the Company’s operations, accounting policies and practices, and internal control over financial reporting. Furthermore, in connection with the mandated rotation of a public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of EY’s lead engagement partner. The Audit Committee, based on its review process, reappointed EY as the Company’s independent auditors.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The Board approved this recommendation.

Audit Committee

Richard F. Wallman, Chair

Cheryl K. Beebe

Richard R. Devenuti

Joan E. Herman

PROPOSAL NO. 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of Ernst & Young LLP as the registered independent public accounting firm to audit the financial statements of the Company for the year 2015. The Company is asking you to ratify that appointment. If the shareholders fail to ratify the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

One or more members of the firm of Ernst & Young LLP will attend the Annual Meeting, will be permitted to make a statement if they desire to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT FEES

The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by the independent registered public accounting firm. One hundred percent (100%) of services rendered by the independent registered public accounting firm in 2014 were pre-approved by the Audit Committee in accordance with its Pre-Approval Policy.

Under the Pre-Approval Policy, the independent registered public accounting firm is required to provide the Audit Committee with appropriately detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the independent registered public accounting firm to render services that are prohibited by the Public Companies Accounting Oversight Board or the applicable rules and regulations promulgated by the SEC. The Pre-Approval Policy permits the Audit Committee to delegate authority to the Audit Committee chairman to approve certain services followed by a report to the Audit Committee at the ensuing Audit Committee meeting.

Fees paid to Ernst & Young LLP in 2014 and 2013 were as follows:

	2014	2013
Audit Fees(1)	$4,153,000	$1,545,900
Audit-Related Fees(2)	$639,013	$448,689
Tax Fees(3)	$540,908	$134,000
All Other Fees(4)	$56,000	$0

Total	$5,388,921	$2,128,589

(1)

Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; (d) international statutory audits; and (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters. Audit fees in 2014 include the impact from the Company’s acquisition of Stream.

(2)

Audit-Related Fees were principally for services related to (a) attest services related to financial reporting that are not required by statute or regulation, (b) information system audits, and (c) audits of employee benefit plans.

(3)	Tax Fees were for services related to tax compliance and planning.

(4)	All Other Fees were for permitted risk management advisory services.

PROPOSAL NO. 3

APPROVAL, ON AN ADVISORY BASIS,

OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2011 Annual Meeting of Shareholders, the shareholders approved a resolution to hold an annual advisory vote on executive compensation, and the Board of Directors decided that the advisory vote on executive compensation would be held every year until the next required advisory vote on the frequency of holding the advisory vote on executive compensation. We, therefore, are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the Annual Meeting of Shareholders in 2016 must be received by the Company on or before November 14, 2015 and must also meet the other requirements of the rules of the SEC relating to shareholder proposals. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. If a shareholder notifies the Company after January 27, 2016 of its intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Submitting a proposal does not guarantee that it will be included in the proxy statement nor that a shareholder may raise a proposal at the Annual Meeting. Proposals or notices should be sent to the Corporate Secretary at the following address: Corporate Secretary, Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202.

HOUSEHOLDING NOTICE

Important Notice Regarding Delivery of Shareholder Documents

The SEC rules allow companies, subject to certain conditions, to send only one proxy statement and annual report or Notice of Internet Availability of Proxy Materials to two or more shareholders who share the same last name and address. This “householding” rule provides greater convenience for shareholders and cost savings for companies by reducing the number of duplicate documents that households receive.

If you are a Convergys Corporation shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact our transfer agent, Computershare, toll free at 1-888-294-8217. You may also write to Computershare at P.O. Box 30170, College Station, TX 77842-3170.

If you do not contact us within 60 days of the date of this mailing, your consent to “householding” will be presumed and your household will receive only one proxy statement and annual report or Notice of Internet Availability of Proxy Materials until you, or other members of your household, revoke such consent. Please note that each shareholder will continue to receive a separate proxy card or other personalized information, which will allow each individual to vote independently. You may also receive a separate mailing if you hold additional shares in a brokerage account.

You may revoke your consent at any time by contacting our transfer agent, Computershare, using the same contact information as set forth above. Your request to begin receiving separate documents will begin 30 days after receiving such notice.

No action is required on your part to participate. This program not only allows us to reduce costs but also is more environmentally friendly by reducing the unnecessary use of materials.

ADDITIONAL INFORMATION

Other Business. At the time this Proxy Statement was released on March 12, 2015, the Company knew of no other matters which might be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies. In addition to this distribution, Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. The Company is paying

Georgeson Inc. a fee of $16,000, plus expenses, to help with the solicitation of proxies for the meeting. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

FORM 10-K AND CORPORATE GOVERNANCE DOCUMENTS AVAILABLE

Requests for copies of the Company’s Annual Report on Form 10-K or exhibits thereto, proxy statement, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics should be addressed to Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department. These reports are also available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

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IMPORTANT ANNUAL MEETING INFORMATION

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Vote by Internet
•	Go to www.envisionreports.com/cvgb
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Convergys Corporation Shareholder Meeting to be Held on April 22, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/cvgb to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 8, 2015 to facilitate timely delivery.

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Shareholder Meeting Notice & Admission Ticket

Convergys Corporation’s Annual Meeting of Shareholders will be held on April 22, 2015, Atrium Two Building, 221 East Fourth Street, Suite 1900, Cincinnati, OH 45202, at 12:30 P.M. EDT.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the listed nominees, and FOR Proposals 2 and 3.

1.	Election of Directors: Andrea J. Ayers, John F. Barrett, Cheryl K. Beebe, Richard R. Devenuti, Jeffrey H. Fox, Joseph E. Gibbs, Joan E. Herman, Thomas L. Monahan III, Ronald L. Nelson, and Richard F. Wallman for one-year terms.

2.	To ratify the appointment of the independent registered public accounting firm.

3.	To approve, on an advisory basis, the compensation of our named executive officers.

4.	To conduct other business if properly brought before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Convergys Corporation Shareholders

Wednesday, April 22, 2015, 12:30 P.M. EDT

Atrium Two Building

Suite 1900

221 East Fourth Street

Cincinnati, OH 45202

If you plan to attend the annual meeting of shareholders,

you will need this ticket along with photo identification to gain admission to the meeting.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
E-mail copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/cvgb. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials Convergys Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 8, 2015.

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT on April 22, 2015.

Vote by Internet
• Go to www.envisionreports.com/cvgb • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1. Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+
01 - Andrea J. Ayers	☐	☐	02 - John F. Barrett	☐	☐	03 - Cheryl K. Beebe	☐	☐
04 - Richard R. Devenuti	☐	☐	05 - Jeffrey H. Fox	☐	☐	06 - Joseph E. Gibbs	☐	☐

07 - Joan E. Herman	☐	☐	08 - Thomas L. Monahan III	☐	☐	09 - Ronald L. Nelson	☐	☐	*for one-year terms
10 - Richard F. Wallman	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of the independent registered public accounting firm.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Convergys Corporation Shareholders

Wednesday, April 22, 2015, 12:30 P.M. EDT

Atrium Two Building

Suite 1900

221 East Fourth Street

Cincinnati, OH 45202

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders,

you will need this ticket along with photo identification to gain admission to the meeting.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS

CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2015

The undersigned hereby appoints Jeffrey H. Fox, Ronald L. Nelson, and Andrea J. Ayers, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 27, 2015, at the annual meeting of shareholders to be held on April 22, 2015 at 12:30 P.M. EDT, Atrium Two Building, Suite 1900, 221 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all of the nominees listed and FOR Proposals 2 and 3.

(Continued on reverse side.)

Please mark, sign and date on the reverse side.